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Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

    MARATHON OIL CORPORATION

          Index to 2006 Consolidated Financial Statements and Supplementary Data

                   Management's Responsibilities for Financial Statements

    To the Stockholders of Marathon Oil Corporation:

            The accompanying consolidated financial statements of Marathon Oil Corporation and its consolidated subsidiaries ("Marathon") are the responsibility of management and have been prepared in conformity with accounting principles generally accepted in the United States of America. They necessarily include some amounts that are based on best judgments and estimates. The financial information displayed in other sections of Marathon's Annual Report on Form 10-K is consistent with these consolidated financial statements.

            Marathon seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

            The Board of Directors pursues its oversight role in the area of financial reporting and internal control over financial reporting through its Audit Committee. This Committee, composed solely of independent directors, regularly meets (jointly and separately) with the independent registered public accounting firm, management and internal auditors to monitor the proper discharge by each of their responsibilities relative to internal accounting controls and the consolidated financial statements.

/s/ CLARENCE P. CAZALOT, JR. Clarence P. Cazalot, Jr. President and Chief Executive Officer	/s/ JANET F. CLARK Janet F. Clark Executive Vice President and Chief Financial Officer	/s/ MICHAEL K. STEWART Michael K. Stewart Vice President, Accounting and Controller

                   Management's Report on Internal Control over Financial Reporting

    To the Stockholders of Marathon Oil Corporation:

            Marathon's management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a – 15(f) under the Securities Exchange Act of 1934). An evaluation of the design and effectiveness of our internal control over financial reporting, based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, was conducted under the supervision and the participation of management, including our Chief Executive Officer and Chief Financial Officer. Based on the results of this evaluation, Marathon's management concluded that its internal control over financial reporting was effective as of December 31, 2006.

            Marathon's management assessment of the effectiveness of Marathon's internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ CLARENCE P. CAZALOT, JR. Clarence P. Cazalot, Jr. President and Chief Executive Officer	/s/ JANET F. CLARK Janet F. Clark Executive Vice President and Chief Financial Officer

                   Report of Independent Registered Public Accounting Firm

    To the Stockholders of Marathon Oil Corporation:

            We have completed integrated audits of Marathon Oil Corporation's consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

                   Consolidated financial statements

            In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Marathon Oil Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            As discussed in Note 2 to the consolidated financial statements, the Company changed its methods of accounting for purchases and sales of inventory with the same counterparty and defined benefit pension and other postretirement plans in 2006 and its method of accounting for conditional asset retirement obligations in 2005.

                   Internal control over financial reporting

            Also, in our opinion, management's assessment, included in Management's Report on Internal Control over Financial Reporting, appearing herein, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

            A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

            Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

    /s/  PRICEWATERHOUSECOOPERS LLP
    Houston, Texas
    February 28, 2007, except for Note 31 as to which the date is September 6, 2007

                   Consolidated Statements of Income

(Dollars in millions, except per share data)	2006	2005	2004

Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$57,973	$48,948	$39,172
Revenues from matching buy/sell transactions	5,457	12,636	9,242
Sales to related parties	1,466	1,402	1,051
Income from equity method investments	391	265	167
Net gains on disposal of assets	77	57	36
Gain on ownership change in Marathon Petroleum Company LLC	–	–	2
Other income	85	37	100

Total revenues and other income	65,449	63,345	49,770

Costs and expenses:
Cost of revenues (excludes items shown below)	42,415	37,806	30,700
Purchases related to matching buy/sell transactions	5,396	12,364	9,050
Purchases from related parties	210	225	202
Consumer excise taxes	4,979	4,715	4,463
Depreciation, depletion and amortization	1,518	1,303	1,178
Selling, general and administrative expenses	1,228	1,155	1,021
Other taxes	371	318	282
Exploration expenses	365	217	158

Total costs and expenses	56,482	58,103	47,054

Income from operations	8,967	5,242	2,716
Net interest and other financing costs (income)	(37)	146	162
Loss on early extinguishment of debt	35	–	–
Minority interests in income (loss) of:
Marathon Petroleum Company LLC	–	384	532
Equatorial Guinea LNG Holdings Limited	(10)	(8)	(7)

Income from continuing operations before income taxes	8,979	4,720	2,029
Provision for income taxes	4,022	1,714	735

Income from continuing operations	4,957	3,006	1,294
Discontinued operations	277	45	(33)

Income before cumulative effect of change in accounting principle	5,234	3,051	1,261
Cumulative effect of change in accounting principle	–	(19)	–

Net income	$5,234	$3,032	$1,261

Per Share Data
Basic:
Income from continuing operations	$6.92	$4.22	$1.92
Net income	$7.31	$4.26	$1.87
Diluted:
Income from continuing operations	$6.87	$4.19	$1.91
Net income	$7.25	$4.22	$1.86

    The accompanying notes are an integral part of these consolidated financial statements. Amounts for all periods have been restated to reflect the June 18, 2007 two-for-one stock split as discussed in Note 31.

                   Consolidated Balance Sheets

(Dollars in millions, except per share data)	December 31	2006	2005

Assets
Current assets:
Cash and cash equivalents		$2,585	$2,617
Receivables, less allowance for doubtful accounts of $3 and $3		4,114	3,476
Receivables from United States Steel		32	20
Receivables from related parties		63	38
Inventories		3,173	3,041
Other current assets		129	191

Total current assets		10,096	9,383
Investments and long-term receivables, less allowance for doubtful accounts of $9 and $10		1,887	1,864
Receivables from United States Steel		498	532
Property, plant and equipment, net		16,653	15,011
Goodwill		1,398	1,307
Intangible assets, net		180	200
Other noncurrent assets		119	201

Total assets		$30,831	$28,498

Liabilities
Current liabilities:
Accounts payable		$5,586	$5,353
Consideration payable under Libya re-entry agreement		–	732
Payable to United States Steel		13	–
Payables to related parties		264	82
Payroll and benefits payable		409	344
Accrued taxes		598	782
Deferred income taxes		631	450
Accrued interest		89	96
Long-term debt due within one year		471	315

Total current liabilities		8,061	8,154
Long-term debt		3,061	3,698
Deferred income taxes		1,897	2,030
Defined benefit postretirement plan obligations		1,245	1,251
Asset retirement obligations		1,044	711
Payable to United States Steel		7	6
Deferred credits and other liabilities		391	508

Total liabilities		15,706	16,358
Minority interests in Equatorial Guinea LNG Holdings Limited		518	435
Commitments and contingencies
Stockholders' Equity
Common stock issued – 735,703,116 and 733,851,704 shares (par value $1 per share, 1,100,000,000 shares authorized)		736	734
Common stock held in treasury, at cost – 40,161,340 and 359,954 shares		(1,638)	(8)
Additional paid-in capital		4,784	4,744
Retained earnings		11,093	6,406
Accumulated other comprehensive loss		(368)	(151)
Unearned compensation		–	(20)

Total stockholders' equity		14,607	11,705

Total liabilities and stockholders' equity		$30,831	$28,498

    The accompanying notes are an integral part of these consolidated financial statements. Amounts for all periods have been restated to reflect the June 18, 2007 two-for-one stock split as discussed in Note 31.

                   Consolidated Statements of Cash Flows

(Dollars in millions)	2006	2005	2004

Increase (decrease) in cash and cash equivalents
Operating activities
Net income	$5,234	$3,032	$1,261
Adjustments to reconcile net income to net cash provided from operating activities:
Loss on early extinguishment of debt	35	–	–
Cumulative effect of change in accounting principle	–	19	–
Income from discontinued operations	(277)	(45)	33
Deferred income taxes	268	(205)	(62)
Minority interests in income (loss) of subsidiaries	(10)	376	525
Depreciation, depletion and amortization	1,518	1,303	1,178
Pension and other postretirement benefits, net	(404)	71	82
Exploratory dry well costs and unproved property impairments	166	111	68
Net gains on disposal of assets	(77)	(57)	(36)
Equity method investments, net	(200)	(65)	(15)
Changes in the fair value of long-term U.K. natural gas contracts	(454)	386	99
Changes in:
Current receivables	(535)	(1,164)	(691)
Inventories	(133)	(150)	(40)
Current accounts payable and accrued expenses	237	1,065	1,197
All other, net	50	(22)	137

Net cash provided from continuing operations	5,418	4,655	3,736
Net cash provided from discontinued operations	70	83	30

Net cash provided from operating activities	5,488	4,738	3,766

Investing activities
Capital expenditures	(3,433)	(2,796)	(2,141)
Acquisitions	(741)	(506)	–
Disposal of discontinued operations	832	–	–
Proceeds from sale of minority interests in Equatorial Guinea LNG Holdings Limited	–	163	–
Disposal of assets	134	131	76
Restricted cash – deposits	(19)	(54)	(42)
Restricted cash – withdrawals	43	41	34
Investments – loans and advances	(17)	(28)	(160)
– repayments of loans and advances	298	15	15
Investing activities of discontinued operations	(45)	(94)	(106)
All other, net	(7)	1	–

Net cash used in investing activities	(2,955)	(3,127)	(2,324)

Financing activities
Payment of debt assumed in acquisition	–	(1,920)	–
Debt issuance costs	–	–	(4)
Other debt repayments	(501)	(8)	(259)
Issuance of common stock	50	78	1,043
Purchases of common stock	(1,698)	–	–
Excess tax benefits from stock-based compensation arrangements	35	–	–
Dividends paid	(547)	(436)	(348)
Contributions from minority shareholders of Equatorial Guinea LNG Holdings Limited	80	213	95
Distributions to minority shareholder of Marathon Petroleum Company LLC	–	(272)	–

Net cash provided from (used in) financing activities	(2,581)	(2,345)	527

Effect of exchange rate changes on cash	16	(18)	4

Net increase (decrease) in cash and cash equivalents	(32)	(752)	1,973
Cash and cash equivalents at beginning of year	2,617	3,369	1,396

Cash and cash equivalents at end of year	$2,585	$2,617	$3,369

                     The accompanying notes are an integral part of these consolidated financial statements.

                   Consolidated Statements of Stockholders' Equity

	Stockholders' Equity			Shares in thousands
(Dollars in millions, except per share data)	2006	2005	2004	2006	2005	2004

Common stock issued
Balance at beginning of year	$734	$694	$624	733,852	693,436	624,332
Issuances(a)	2	40	70	1,851	40,416	69,104

Balance at end of year	$736	$734	$694	735,703	733,852	693,436

Common stock held in treasury, at cost
Balance at beginning of year	$(8)	$(1)	$(46)	(360)	(69)	(3,489)
Repurchases	(1,698)	(7)	(4)	(41,490)	(21)	(257)
Reissuances for employee stock plans	68	–	49	1,689	(270)	3,677

Balance at end of year	$(1,638)	$(8)	$(1)	(40,161)	(360)	(69)

				Comprehensive Income
				2006	2005	2004

Additional paid-in capital
Balance at beginning of year	$4,744	$3,681	$2,721
Stock issuances(a)	(8)	1,028	948
Stock-based compensation expense	48	35	12

Balance at end of year	$4,784	$4,744	$3,681

Unearned compensation
Balance at beginning of year	$(20)	$(9)	$(9)
Change in accounting principle	20	–	–
Changes during year	–	(11)	–

Balance at end of year	$–	$(20)	$(9)

Retained earnings
Balance at beginning of year	$6,406	$3,810	$2,897
Net income	5,234	3,032	1,261	$5,234	$3,032	$1,261
Dividends paid (per share: $0.76 in 2006, $0.61 in 2005 and $0.51 in 2004)	(547)	(436)	(348)

Balance at end of year	$11,093	$6,406	$3,810

Accumulated other comprehensive loss
Minimum pension liability adjustments:
Balance at beginning of year	$(141)	$(71)	$(93)
Changes during year, net of tax of $74, $42 and $3	114	(70)	22	114	(70)	22
Reclassification to defined benefit postretirement plans	27	–	–

Balance at end of year	$–	$(141)	$(71)
Defined benefit postretirement plans:
Balance at beginning of year	$–	$–	$–
Reclassification from minimum pension liability adjustments	(27)	–	–
Change in accounting principle, net of tax of $289	(348)	–	–

Balance at end of year	$(375)	$–	$–
Deferred gains (losses) on derivative instruments:
Balance at beginning of year	$(5)	$12	$(15)
Reclassification of the cumulative effect adjustment into net income, net of tax of $–, $– and $1	(2)	(2)	(3)	(2)	(2)	(3)
Changes in fair value, net of tax of $1, $3 and $20	4	(15)	(82)	4	(15)	(82)
Reclassification to net income, net of tax of $–, $– and $30	1	–	112	1	–	112

Balance at end of year	$(2)	$(5)	$12
Other:
Balance at beginning of year	$(5)	$(5)	$(4)
Changes during year, net of tax of $8, $– and $–	14	–	(1)	9	–	(1)

Balance at end of year	$9	$(5)	$(5)

Total at end of year	$(368)	$(151)	$(64)

Comprehensive income				$5,360	$2,945	$1,309

Total stockholders' equity	$14,607	$11,705	$8,111

(a) On March 31, 2004, Marathon issued 69,000,000 shares of its common stock at the offering price of $15 per share and recorded net proceeds of $1.004 billion. On June 30, 2005, in connection with the acquisition of Ashland Inc.'s minority interest in Marathon Petroleum Company LLC, Marathon distributed 35,077,630 shares of its common stock valued at $27.23 per share to Ashland's shareholders.

    The accompanying notes are an integral part of these consolidated financial statements. Amounts for all periods have been restated to reflect the June 18, 2007 two-for-one stock split as discussed in Note 31.

Notes to Consolidated Financial Statements

1. Summary of Principal Accounting Policies

Marathon Oil Corporation ("Marathon" or the "Company") is engaged in worldwide exploration, production and marketing of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products; and worldwide marketing and transportation of products manufactured from natural gas, such as liquefied natural gas ("LNG") and methanol, and development of other projects to link stranded natural gas resources with key demand areas.

Principles applied in consolidation  –  These consolidated financial statements include the accounts of the businesses comprising Marathon.

        Prior to June 30, 2005, Marathon owned a 62 percent interest in Marathon Petroleum Company LLC ("MPC"). After Marathon acquired the remaining 38 percent interest as described in Note 6, MPC became a wholly owned subsidiary of Marathon. The accounts of MPC are consolidated in these financial statements for all periods presented and the applicable minority interest has been recognized for activity prior to the acquisition date.

        Investments in unincorporated oil and natural gas joint ventures and undivided interests in certain pipelines, natural gas processing plants and LNG tankers are consolidated on a pro rata basis.

        Investments in variable interest entities ("VIEs") for which Marathon is the primary beneficiary are consolidated.

        Investments in entities over which Marathon has significant influence, but not control, are accounted for using the equity method of accounting and are carried at Marathon's share of net assets plus loans and advances. This includes entities in which Marathon holds majority ownership but the minority shareholders have substantive participating rights in the investee. Differences in the basis of the investments and the separate net asset values of the investees, if any, are amortized into net income over the remaining useful lives of the underlying assets, except for the excess related to goodwill. Income from equity method investments represents Marathon's proportionate share of net income generated by the equity method investees.

        Gains or losses from a change in ownership of a consolidated subsidiary or an unconsolidated investee are recognized in net income in the period of change.

Use of estimates  –  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods.

Income per common share  –  Basic income per share is calculated based on the weighted average number of common shares outstanding. Diluted income per share assumes exercise of stock options and warrants and conversion of convertible debt and preferred securities, provided the effect is not antidilutive.

Segment information  –  Marathon's operations consist of three reportable operating segments:

•
Exploration and Production ("E&P") – explores for, produces and markets crude oil and natural gas on a worldwide basis;
•
Refining, Marketing and Transportation ("RM&T") – refines, markets and transports crude oil and petroleum products, primarily in the Midwest, the upper Great Plains and southeastern United States; and
•
Integrated Gas ("IG") – markets and transports products manufactured from natural gas, such as LNG and methanol, on a worldwide basis, and is developing other projects to link stranded natural gas resources with key demand areas.

        Management has determined that these are its operating segments because these are the components of Marathon (1) that engage in business activities from which revenues are earned and expenses are incurred, (2) whose operating results are regularly reviewed by Marathon's chief operating decision maker ("CODM") to make decisions about resources to be allocated and to assess performance and (3) for which discrete financial information is available. The CODM is responsible for allocating resources to and assessing performance of Marathon's operating segments. Information regarding assets by segment is not presented because it is not reviewed by the CODM. The CODM is the manager over the E&P and IG segments and the manager of the RM&T segment reports to the CODM. The segment managers are responsible for allocating resources within the segments, reviewing financial results of components within the segments and assessing the performance of the components. The components within the segments that are separately reviewed and assessed by the CODM in his role as segment manager are aggregable because they have similar economic characteristics. The CODM reviews the financial results of the RM&T segment at the segment level.

        Segment income represents income from continuing operations, net of minority interests and income taxes, attributable to the operating segments. Marathon's corporate general and administrative costs are not allocated to the operating segments. These costs primarily consist of employment costs (including pension effects), professional services, facilities and other costs associated with corporate activities. Non-cash gains and losses on two long-term natural gas sales contracts in the United Kingdom accounted for as derivative instruments, gains and losses on ownership changes in subsidiaries and certain non-operating or infrequently occurring items (as determined by the CODM) also are not allocated to operating segments. See the reconciliation of segment income to consolidated net income in Note 9.

Revenue recognition  –  Revenues are recognized when products are shipped or services are provided to customers, title is transferred, the sales price is fixed or determinable and collectibility is reasonably assured. Costs associated with revenues are recorded in cost of revenues.

        Marathon recognizes revenues from the production of oil and natural gas when title is transferred. In the continental United States, production volumes of liquid hydrocarbons and natural gas are sold immediately and transported via pipeline. In Alaska and international locations, production volumes may be stored as inventory and sold at a later time. Royalties on the production of oil and natural gas are either paid in cash or settled through the delivery of volumes. Marathon includes royalties in its revenues and cost of revenues when settlement of the royalties is paid in cash, while royalties settled by the delivery of volumes are excluded from revenues and cost of revenues.

        Rebates from vendors are recognized as a reduction of cost of revenues when the initiating transaction occurs. Incentives that are derived from contractual provisions are accrued based on past experience and recognized in cost of revenues.

        Marathon follows the sales method of accounting for crude oil and natural gas production imbalances and would recognize a liability if the existing proved reserves were not adequate to cover the current imbalance situation.

Matching buy/sell transactions  –  In a typical matching buy/sell transaction, Marathon enters into a contract to sell a particular quantity and quality of crude oil or refined product at a specified location and date to a particular counterparty, and simultaneously agrees to buy a particular quantity and quality of the same commodity at a specified location on the same or another specified date from the same counterparty. The value of the purchased volumes rarely equals the sales value of the sold volumes. The value differences between purchases and sales are primarily due to (1) grade/quality differentials, (2) location differentials and/or (3) timing differences in those instances when the purchase and sale do not occur in the same month.

        For the E&P segment, Marathon enters into matching buy/sell transactions to reposition crude oil from one market center to another to maximize the value received for Marathon's crude oil production. For the RM&T segment, Marathon enters into crude oil matching buy/sell transactions to secure the most profitable refinery supply and enters into refined product matching buy/sell transactions to meet projected customer demand and to secure the required volumes in the most cost-effective manner.

        Prior to April 1, 2006, Marathon recorded all such matching buy/sell transactions in both revenues and cost of revenues as separate sale and purchase transactions. Effective April 1, 2006, upon adoption of the provisions of Emerging Issues Task Force ("EITF") Issue No. 04-13, Marathon accounts for matching buy/sell arrangements entered into or modified as exchanges of inventory, except for those arrangements accounted for as derivative instruments.

        A portion of Marathon's matching buy/sell transactions are "nontraditional derivative instruments," which are described below. Effective for contracts entered into or modified on or after April 1, 2006, the income effects of matching buy/sell arrangements accounted for as nontraditional derivative instruments are recognized on a net basis as cost of revenues.

        See Note 2 for further information regarding Marathon's adoption of EITF Issue No. 04-13.

Consumer excise taxes  –  Marathon is required by various governmental authorities, including countries, states and municipalities, to collect and remit taxes on certain consumer products. Such taxes are presented on a gross basis in revenues and costs and expenses in the consolidated statements of income.

Cash and cash equivalents  –  Cash and cash equivalents include cash on hand and on deposit and investments in highly liquid debt instruments with maturities generally of three months or less.

Accounts receivable and allowance for doubtful accounts  –  Marathon's receivables primarily consist of customer accounts receivable, including proprietary credit card receivables. The allowance for doubtful accounts is the best estimate of the amount of probable credit losses in Marathon's proprietary credit card receivables. Marathon determines the allowance based on historical write-off experience and the volume of proprietary credit card sales. Marathon reviews the allowance quarterly and past-due balances over 180 days are reviewed individually for collectibility.    All other customer receivables are recorded at the invoiced amounts and generally do not bear interest. Account balances for these customer receivables are charged directly to bad debt expense when it becomes probable the receivable will not be collected.

Inventories  –  Inventories are carried at the lower of cost or market value. Cost of inventories is determined primarily under the last-in, first-out ("LIFO") method. An inventory market valuation reserve results when the recorded LIFO cost basis of crude oil and refined products inventories exceeds net realizable value. The reserve is decreased when market prices increase and inventories turn over and is increased when market prices decrease. Changes in the inventory market valuation reserve result in non-cash charges or credits to costs and expenses.

Traditional derivative instruments  –  Marathon uses derivatives to manage its exposure to commodity price risk, interest rate risk and foreign currency risk.    Management has authorized the use of futures, forwards, swaps and combinations of options, including written or net written options, related to the purchase, production or sale of crude oil, natural gas, refined products and ethanol, the fair value of certain assets and liabilities, future interest expense and certain business transactions denominated in foreign currencies. Changes in the fair values of all traditional derivatives are recognized immediately in net income unless the derivative qualifies as a hedge of future cash flows or certain foreign currency exposures. Cash flows related to derivatives used to manage commodity price risk, interest rate risk and foreign currency exchange rate risk related to operating expenditures are classified in operating activities with the underlying hedged transactions. Cash flows related to derivatives used to manage exchange rate risk related to capital expenditures denominated in foreign currencies are classified in investing activities with the underlying hedged transactions.

        For derivatives qualifying as hedges of future cash flows or certain foreign currency exposures, the effective portion of any changes in fair value is recognized in other comprehensive income and is reclassified to net income when the underlying forecasted transaction is recognized in net income. Any ineffective portion of such hedges is recognized in net income as it occurs. For discontinued cash flow hedges, prospective changes in the fair value of the derivative are recognized in net income. The accumulated gain or loss recognized in other comprehensive income at the time a hedge is discontinued continues to be deferred until the original forecasted transaction occurs. However, if it is determined that the likelihood of the original forecasted transaction occurring is no longer probable, the entire accumulated gain or loss recognized in other comprehensive income is immediately reclassified into net income.

        For derivatives designated as hedges of the fair value of recognized assets, liabilities or firm commitments, changes in the fair values of both the hedged item and the related derivative are recognized immediately in net income with an offsetting effect included in the basis of the hedged item. The net effect is to report in net income the extent to which the hedge is not effective in achieving offsetting changes in fair value.

        Amounts reported in net income are classified as revenues, cost of revenues, depreciation, depletion and amortization or net interest and other financing costs or income based on the nature of the underlying transactions.

        As market conditions change, Marathon may use selective derivative instruments that assume market risk. For derivative instruments that are classified as trading, changes in fair value are recognized immediately in net income and are classified as other income. Any premium received is amortized into net income based on the underlying settlement terms of the derivative position. All related effects of a trading strategy, including physical settlement of the derivative position, are also recognized in net income and classified as other income.

Nontraditional derivative instruments  –  Certain contracts involving the purchase or sale of commodities are not considered normal purchases or normal sales under generally accepted accounting principles and are required to be accounted for as derivative instruments. Marathon refers to such contracts as "nontraditional derivative instruments" because, unlike traditional derivative instruments, nontraditional derivative instruments have not been entered into to manage a risk exposure. Such contracts are recorded on the balance sheet at fair value and changes in fair values are recognized in net income and are classified as either revenues or cost of revenues.

        In the E&P segment, two long-term natural gas delivery commitment contracts in the United Kingdom are classified as nontraditional derivative instruments. These contracts contain pricing provisions that are not clearly and closely related to the underlying commodity and therefore must be accounted for as derivative instruments.

        In the RM&T segment, certain physical commodity contracts are classified as nontraditional derivative instruments because certain volumes under these contracts are physically netted at particular delivery locations. The netting process causes all contracts at that delivery location to be considered derivative instruments. Other physical contracts that management has chosen not to designate as a normal purchase or normal sale, which can include contracts that involve flash title, are also accounted for as nontraditional derivative instruments.

Investment in marketable securities  –  Management determines the appropriate classification of investments in marketable debt and equity securities at the time of acquisition and re-evaluates such designation as of each subsequent balance sheet date. Securities classified as "available for sale" are carried at estimated fair value with unrealized gains and losses, net of tax, recorded as a component of accumulated other comprehensive loss. Marathon holds no securities classified as "held to maturity securities" or "trading securities." Realized and unrealized gains and losses are calculated using the specific identification method.

Property, plant and equipment  –  Marathon uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed. Costs incurred for exploratory wells that find reserves that cannot yet be classified as proved are capitalized if (1) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (2) Marathon is making sufficient progress assessing the reserves and the economic and operating viability of the project. The status of suspended well costs is monitored continuously and reviewed not less than quarterly.

        Capitalized costs of producing oil and natural gas properties are depreciated and depleted by the units-of-production method. Support equipment and other property, plant and equipment are depreciated on a straight line basis over their estimated useful lives.

        Marathon evaluates its oil and gas producing properties for impairment of value on a field-by-field basis or, in certain instances, by logical grouping of assets if there is significant shared infrastructure. Impairment of proved properties is required when the carrying value exceeds undiscounted future net cash flows based on total proved and risk-adjusted probable and possible reserves. Oil and gas producing properties deemed to be impaired are written down to their fair value, as determined by discounted future net cash flows based on total proved and risk-adjusted probable and possible reserves or, if available, comparable market values.

        Marathon evaluates its unproved property investment and impairs based on time or geologic factors in addition to the use of an undiscounted future net cash flow approach. Information such as drilling results, reservoir performance, seismic interpretation or future plans to develop acreage are also considered. Unproved property investments deemed to be impaired are written down to their fair value, as determined by discounted future net cash flows. Impairment expense for unproved oil and natural gas properties is reported in exploration expenses.

        Property, plant and equipment unrelated to oil and gas producing activities is recorded at cost and depreciated on the straight-line method over the estimated useful lives of the assets, which range from 3 to 42 years. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

        When property, plant and equipment depreciated on an individual basis are sold or otherwise disposed of, any gains or losses are reported in net income. Gains on disposal of property, plant and equipment are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when the assets are classified as held for sale. Proceeds from disposal of property, plant and equipment depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on net income.

Goodwill  –  Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Such goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. Marathon has determined the components of the E&P segment have similar economic characteristics and therefore aggregates the components into a single reporting unit. The RM&T segment is composed of three reporting units: refining and marketing, pipeline transportation and retail marketing. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value, including goodwill, then the recorded goodwill is impaired to its implied fair value with a charge to expense.

Intangible assets  –  Intangible assets primarily include retail marketing tradenames, intangible contract rights and marketing branding agreements. Certain of the marketing tradenames have indefinite lives and therefore are not amortized, but rather are tested for impairment annually and when events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value. The other intangible assets are amortized over their estimated useful lives or the expected lives of the related contracts, as applicable, which range from 2 to 22 years. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

Environmental costs  –  Environmental expenditures are capitalized if the costs mitigate or prevent future contamination or if the costs improve environmental safety or efficiency of the existing assets. Marathon provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs can be reasonably estimated. The timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted when the estimated amounts are reasonably fixed and determinable. If recoveries of remediation costs from third parties are probable, a receivable is recorded and is discounted when the estimated amount is reasonably fixed and determinable.

Asset retirement obligations  –  The fair values of asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. For Marathon, asset retirement obligations primarily relate to the abandonment of oil and gas producing facilities. Asset retirement obligations for such facilities include costs to dismantle and relocate or dispose of production platforms, gathering systems, wells and related structures and restoration costs of land and seabed, including those leased. Estimates of these costs are developed for each property based on the type of production structure, depth of water, reservoir characteristics, depth of the reservoir, market demand for equipment, currently available procedures and consultations with construction and engineering professionals. Asset retirement obligations have not been recognized for certain of Marathon's international oil and gas producing facilities as Marathon currently does not have a legal obligation associated with the retirement of those facilities.

        Effective December 31, 2005, conditional asset retirement obligations for removal and disposal of fire-retardant material from certain refining facilities have been recognized. The amounts recorded for such obligations are based on the most probable current cost projections. Asset retirement obligations have not been recognized for the removal of materials and equipment from or the closure of certain refinery, pipeline and marketing assets because the fair value cannot be reasonably estimated due to an indeterminate settlement date of the obligation.

        Current inflation rates and credit-adjusted-risk-free interest rates are used to estimate the fair values of asset retirement obligations. Depreciation of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Depreciation is generally determined on a units-of-production basis for oil and gas production facilities and on a straight-line basis for refining facilities, while accretion escalates over the lives of the assets.

Deferred taxes  –  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their tax bases as reported in Marathon's filings with the respective taxing authorities. The realization of deferred tax assets is assessed periodically based on several interrelated factors. These factors include Marathon's expectation to generate sufficient future taxable income including future foreign source income, tax credits, operating loss carryforwards and management's intent regarding the permanent reinvestment of the income from certain foreign subsidiaries.

Pensions and other postretirement benefits  –  Marathon uses a December 31 measurement date for its pension and other postretirement benefit plans.

Stock-based compensation arrangements  –  Marathon adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment," as a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," as of January 1, 2006. Marathon had previously adopted the fair value method under SFAS No. 123 for grants made, modified or settled on or after January 1, 2003.

        The fair value of stock options, stock options with tandem stock appreciation rights ("SARs") and stock-settled SARs ("stock option awards") is estimated on the date of grant using the Black-Scholes option pricing model. The model employs various assumptions, based on management's best estimates at the time of grant, which impact the fair value calculated and ultimately, the expense that is recognized over the life of the stock option award. Of the required assumptions, the expected life of the stock option award and the expected volatility of Marathon's stock price have the most significant impact on the fair value calculation. Marathon has utilized historical data and analyzed current information which reasonably support these assumptions.

        The fair value of Marathon's restricted stock awards and common stock units is determined based on the fair market value of the Company's common stock on the date of grant. Prior to adoption of SFAS No. 123 (Revised 2004), "Share-Based Payment," ("SFAS No. 123(R)") on January 1, 2006, the fair values of Marathon's stock-based performance awards were determined in the same manner as restricted stock awards. Under SFAS No. 123(R), on a prospective basis, these awards are required to be valued utilizing an option pricing model. See Note 2 for further information regarding Marathon's adoption of SFAS No. 123(R). No stock-based performance awards have been granted since May 2004.

        Effective January 1, 2006, Marathon's stock-based compensation expense is recognized based on management's best estimate of the awards that are expected to vest, using the straight-line attribution method for all service-based awards with a graded vesting feature. If actual forfeiture results are different than expected, adjustments to recognized compensation expense may be required in future periods. Unearned stock-based compensation is charged to stockholders' equity when restricted stock awards and stock-based performance awards are granted. Compensation expense is recognized over the balance of the vesting period and is adjusted if conditions of the restricted stock award or stock-based performance award are not met. Options with tandem SARs are classified as a liability and are remeasured at fair value each reporting period until settlement.

        Prior to January 1, 2006, Marathon recorded stock-based compensation expense over the stated vesting period for stock option awards that are subject to specific vesting conditions and specify (1) that an employee vests in the award upon becoming "retirement eligible" or (2) that the employee will continue to vest in the award after retirement without providing any additional service. Under SFAS No. 123(R), from the January 1, 2006 date of adoption, such compensation cost is recognized immediately for awards granted to retirement-eligible employees or over the period from the grant date to the retirement eligibility date if retirement eligibility will be reached during the stated vesting period. See Note 26 for more information on stock-based compensation expense, stock option award, stock-based performance award and restricted stock award activity, valuation assumptions and other information required to be disclosed under SFAS No. 123(R).

Concentrations of credit risk  –  Marathon is exposed to credit risk in the event of nonpayment by counterparties, a significant portion of which are concentrated in energy-related industries. The creditworthiness of customers and other counterparties is subject to continuing review, including the use of master netting agreements, where appropriate. While no single customer accounts for more than 10 percent of annual revenues, Marathon has significant exposures to United States Steel arising from the transaction discussed in Note 3.

Reclassifications  –  Certain reclassifications of prior years' data have been made to conform to 2006 classifications.

2. New Accounting Standards

SFAS No. 158  –  In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This standard requires an employer to: (1) recognize in its statement of financial position an asset for a plan's overfunded status or a liability for a plan's underfunded status; (2) measure a plan's assets and its obligations that determine its funded status as of the end of the employer's fiscal year (with limited exceptions); and (3) recognize changes in the funded status of a plan in the year in which the changes occur through comprehensive income. The funded status of a plan is measured as the difference between plan assets at fair value and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation and for any other postretirement plan it is the accumulated postretirement benefit obligation. Marathon adopted SFAS No. 158 prospectively as of December 31, 2006 and has recognized the funded status of its plans in the consolidated balance sheet as of that date. The adoption of SFAS No. 158 had no impact on Marathon's measurement date as the Company has historically measured the plan assets and benefit obligations of its pension and other postretirement plans as of December 31. See Note 24 for additional disclosures regarding pensions and other postretirement plans required by SFAS No. 158.

        The following table illustrates the incremental effect of applying SFAS No. 158 on individual line items of the balance sheet as of December 31, 2006.

(In millions)	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158

Prepaid pensions	$229	$(229)	$–
Investments and long-term receivables	1,893	(6)	1,887
Total assets	31,066	(235)	30,831
Payroll and benefits payable	384	25	409
Defined benefit postretirement plan obligations	870	375	1,245
Long-term deferred income taxes	2,183	(286)	1,897
Deferred credits and other liabilities	397	(6)	391
Total liabilities	15,598	108	15,706
Accumulated other comprehensive loss	(25)	(343)	(368)
Total stockholders' equity	$14,950	$(343)	$14,607

SAB No. 108  –  In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 108, "Financial Statements – Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses how a registrant should quantify the effect of an error in the financial statements for purposes of assessing materiality and requires that the effect be computed using both the current year income statement perspective ("rollover") and the year end balance sheet perspective ("iron curtain") methods for fiscal years ending after November 15, 2006. If a change in the method of quantifying errors is required under SAB No. 108, this represents a change in accounting policy; therefore, if the use of both methods results in a larger, material misstatement than the previously applied method, the financial statements must be adjusted. SAB No. 108 allows the cumulative effect of such adjustments to be made to opening retained earnings upon adoption. Marathon adopted SAB No. 108 for the year ended December 31, 2006, and adoption did not have an effect on Marathon's consolidated results of operations, financial position or cash flows.

EITF Issue No. 06-03  –  In June 2006, the FASB ratified the consensus reached by the EITF regarding Issue No. 06-03, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That Is, Gross versus Net Presentation)." Included in the scope of this issue are any taxes assessed by a governmental authority that are imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer. The EITF concluded that the presentation of such taxes on a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed pursuant to Accounting Principles Board ("APB") Opinion No. 22, "Disclosure of Accounting Policies." In addition, the amounts of such taxes reported on a gross basis must be disclosed if those tax amounts are significant. The policy disclosures required by this consensus are included in Note 1 under the heading "Consumer excise taxes" and the taxes reported on a gross basis are presented separately as consumer excise taxes in the consolidated statements of income.

EITF Issue No. 04-13  –  In September 2005, the FASB ratified the consensus reached by the EITF on Issue No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." The consensus establishes the circumstances under which two or more inventory purchase and sale transactions with the same counterparty should be recognized at fair value or viewed as a single exchange transaction subject to APB Opinion No. 29, "Accounting for Nonmonetary Transactions." In general, two or more transactions with the same counterparty must be combined for purposes of applying APB Opinion No. 29 if they are entered into in contemplation of each other. The purchase and sale transactions may be pursuant to a single contractual arrangement or separate contractual arrangements and the inventory purchased or sold may be in the form of raw materials, work-in-process or finished goods.

        Effective April 1, 2006, Marathon adopted the provisions of EITF Issue No. 04-13 prospectively. EITF Issue No. 04-13 changes the accounting for matching buy/sell arrangements that are entered into or modified on or after April 1, 2006 (except for those accounted for as derivative instruments, which are discussed below). In a typical matching buy/sell transaction, Marathon enters into a contract to sell a particular quantity and quality of crude oil or refined product at a specified location and date to a particular counterparty and simultaneously agrees to buy a particular quantity and quality of the same commodity at a specified location on the same or another specified date from the same counterparty. Prior to adoption of EITF Issue No. 04-13, Marathon recorded such matching buy/sell transactions in both revenues and cost of revenues as separate sale and purchase transactions. Upon adoption, these transactions are accounted for as exchanges of inventory.

        The scope of EITF Issue No. 04-13 excludes matching buy/sell arrangements that are accounted for as derivative instruments. A portion of Marathon's matching buy/sell transactions are "nontraditional derivative instruments," which are discussed in Note 1. Although the accounting for nontraditional derivative instruments is outside the scope of EITF Issue No. 04-13, the conclusions reached in that consensus caused Marathon to reconsider the guidance in EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not "Held for Trading Purposes" as Defined in Issue No. 02-3." As a result, effective for contracts entered into or modified on or after April 1, 2006, the effects of matching buy/sell arrangements accounted for as nontraditional derivative instruments are recognized on a net basis in net income and are classified as cost of revenues. Prior to this change, Marathon recorded these transactions in both revenues and cost of revenues as separate sale and purchase transactions. This change in accounting principle is being applied on a prospective basis because it is impracticable to apply the change on a retrospective basis.

        Transactions arising from all matching buy/sell arrangements entered into before April 1, 2006 will continue to be reported as separate sale and purchase transactions.

        The adoption of EITF Issue No. 04-13 and the change in the accounting for nontraditional derivative instruments had no effect on net income. The amounts of revenues and cost of revenues recognized after April 1, 2006 are less than the amounts that would have been recognized under previous accounting practices.

SFAS No. 123 (Revised 2004)  –  In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," as a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." This statement requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. In addition, awards classified as liabilities are remeasured at fair value each reporting period. Marathon had previously adopted the fair value method under SFAS No. 123 for grants made, modified or settled on or after January 1, 2003.

        SFAS No. 123(R) also requires a company to calculate the pool of excess tax benefits available to absorb tax deficiencies recognized subsequent to adopting the statement. In November 2005, the FASB issued FSP No. 123R-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards," to provide an alternative transition election (the "short-cut method") to account for the tax effects of share-based payment awards to employees. Marathon elected the long-form method to determine its pool of excess tax benefits as of January 1, 2006.

        Marathon adopted SFAS No. 123(R) as of January 1, 2006, for all awards granted, modified or cancelled after adoption and for the unvested portion of awards outstanding at January 1, 2006. At the date of adoption, SFAS No. 123(R) requires that an assumed forfeiture rate be applied to any unvested awards and that awards classified as liabilities be measured at fair value. Prior to adopting SFAS No. 123(R), Marathon recognized forfeitures as they occurred and applied the intrinsic value method to awards classified as liabilities. The adoption did not have a significant effect on Marathon's consolidated results of operations, financial position or cash flows.

SFAS No. 151  –  Effective January 1, 2006, Marathon adopted SFAS No. 151, "Inventory Costs – an amendment of ARB No. 43, Chapter 4." This statement requires that items such as idle facility expense, excessive spoilage, double freight and re-handling costs be recognized as a current-period charge. The adoption did not have a significant effect on Marathon's consolidated results of operations, financial position or cash flows.

SFAS No. 154  –  Effective January 1, 2006, Marathon adopted SFAS No. 154, "Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires companies to recognize (1) voluntary changes in accounting principle and (2) changes required by a new accounting pronouncement, when the pronouncement does not include specific transition provisions, retrospectively to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.

FIN No. 47  –  In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143." This interpretation clarifies that an entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event if the liability's fair value can be reasonably estimated. If the liability's fair value cannot be reasonably estimated, then the entity must disclose (1) a description of the obligation, (2) the fact that a liability has not been recognized because the fair value cannot be reasonably estimated and (3) the reasons why the fair value cannot be reasonably estimated. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Marathon adopted FIN No. 47 as of December 31, 2005. A charge of $19 million, net of taxes of $12 million, related to adopting FIN No. 47 was recognized as a cumulative effect of a change in accounting principle in 2005. At the time of adoption, total assets increased $22 million and total liabilities increased $41 million.

        The pro forma net income and net income per share effect as if FIN No. 47 had been applied during 2005 and 2004 is not significantly different than amounts reported. The following summarizes the total amount of the liability for asset retirement obligations as if FIN No. 47 had been applied during all periods presented. The pro forma impact of the adoption of FIN No. 47 on these unaudited pro forma liability amounts has been measured using the information, assumptions and interest rates used to measure the obligation recognized upon adoption of FIN No. 47.

(In millions)

December 31, 2003	$438
December 31, 2004	527
December 31, 2005	711

SFAS No. 153  –  Marathon adopted SFAS No. 153, "Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29," on a prospective basis as of July 1, 2005. This amendment eliminates the APB Opinion No. 29 exception for fair value recognition of nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance.

FSP No. FAS 19-1  –  Effective January 1, 2005, Marathon adopted FSP No. FAS 19-1, "Accounting for Suspended Well Costs," which amended the guidance for suspended exploratory well costs in SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." SFAS No. 19 requires costs of drilling exploratory wells to be capitalized pending determination of whether the well has found proved reserves. When a classification of proved reserves cannot yet be made, FSP No. FAS 19-1 allows exploratory well costs to continue to be capitalized when (1) the well has found a sufficient quantity of reserves to justify completion as a producing well and (2) the enterprise is making sufficient progress assessing the reserves and the economic and operating viability of the project. Marathon's accounting policy for suspended exploratory well costs was in accordance with FSP No. FAS 19-1 prior to its adoption. FSP No. FAS 19-1 also requires certain disclosures to be made regarding capitalized exploratory well costs which are included in Note 15.

FSP No. FAS 109-1  –  Effective December 21, 2004, Marathon adopted FSP No. FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." FSP No. FAS 109-1 states the deduction, signed into law on October 22, 2004, of up to 9 percent (when fully phased-in) of the lesser of (1) "qualified production activities income," as defined in the Act, or (2) taxable income (after the deduction for the utilization of any net operating loss carryforwards) should be accounted for as a special deduction in accordance with SFAS No. 109. Accordingly, Marathon treats the deduction related to production activities income as a special deduction in the years taken.

FSP No. FAS 106-2  –  Effective July 1, 2004, Marathon adopted FSP No. FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP No. FAS 106-2 includes guidance on recognizing the effects of the new legislation under the various conditions surrounding the assessment of "actuarial equivalence." Marathon has determined, based on available regulatory guidance, that the postretirement plans' prescription drug benefits are actuarially equivalent to the Medicare "Part D" benefit under the Act. The subsidy-related reduction at July 1, 2004 in the accumulated postretirement benefit obligation for the Marathon postretirement benefit plans was $93 million. The combined favorable pretax effect of the subsidy-related reduction for 2004 on the measurement of the net periodic postretirement benefit cost related to service cost, interest cost and actuarial gain amortization was $7 million.

3. Information about United States Steel

The Separation  –  Prior to December 31, 2001, Marathon had two outstanding classes of common stock: USX – Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX – U.S. Steel Group common stock ("Steel Stock"), which was intended to reflect the performance of Marathon's steel business. On December 31, 2001, in a tax-free distribution to holders of Steel Stock, Marathon exchanged the common stock of United States Steel for all outstanding shares of Steel Stock on a one-for-one basis (the "Separation"). In connection with the Separation, Marathon and United States Steel entered into a number of agreements, including:

Financial Matters Agreement  –  Marathon and United States Steel have entered into a Financial Matters Agreement that provides for United States Steel's assumption of certain industrial revenue bonds and certain other financial obligations of Marathon. The Financial Matters Agreement also provides that, on or before the tenth anniversary of the Separation, United States Steel will provide for Marathon's discharge from any remaining liability under any of the assumed industrial revenue bonds.

        Under the Financial Matters Agreement, United States Steel has all of the existing contractual rights under the leases assumed from Marathon, including all rights related to purchase options, prepayments or the grant or release of security interests. However, United States Steel has no right to increase amounts due under or lengthen the term of any of the assumed leases, other than extensions set forth in the terms of any of the assumed leases.

        United States Steel is the sole general partner of Clairton 1314B Partnership, L.P., which owns certain cokemaking facilities formerly owned by United States Steel. Marathon has guaranteed to the limited partners all obligations of United States Steel under the partnership documents. The Financial Matters Agreement requires United States Steel to use commercially reasonable efforts to have Marathon released from its obligations under this guarantee. United States Steel may dissolve the partnership under certain circumstances, including if it is required to fund accumulated cash shortfalls of the partnership in excess of $150 million. In addition to the normal commitments of a general partner, United States Steel has indemnified the limited partners for certain income tax exposures.

        The Financial Matters Agreement requires Marathon to use commercially reasonable efforts to assure compliance with all covenants and other obligations to avoid the occurrence of a default or the acceleration of payments on the assumed obligations.

        United States Steel's obligations to Marathon under the Financial Matters Agreement are general unsecured obligations that rank equal to United States Steel's accounts payable and other general unsecured obligations. The Financial Matters Agreement does not contain any financial covenants and United States Steel is free to incur additional debt, grant mortgages on or security interests in its property and sell or transfer assets without Marathon's consent.

Tax Sharing Agreement  –  Marathon and United States Steel have entered into a Tax Sharing Agreement that reflects each party's rights and obligations relating to payments and refunds of income, sales, transfer and other taxes that are attributable to periods beginning prior to and including the Separation date and taxes resulting from transactions effected in connection with the Separation.

        In 2006 and 2005, in accordance with the terms of the Tax Sharing Agreement, Marathon paid $35 million and $6 million to United States Steel in connection with the settlement with the Internal Revenue Service of the consolidated federal income tax returns of USX Corporation for the years 1995 through 2001. The final payment of $13 million to United States Steel related to U.S. federal tax returns under the Tax Sharing Agreement was made in January 2007.

Amounts receivable from or payable to United States Steel arising from the Separation  –  As previously discussed, Marathon remains primarily obligated for certain financings for which United States Steel has assumed responsibility for repayment under the terms of the Separation. When United States Steel makes payments on the principal of these financings, both the receivable from United States Steel and the obligation are reduced.

        At December 31, 2006 and 2005, amounts receivable from or payable to United States Steel included in the consolidated balance sheets were as follows:

(In millions) December 31	2006	2005

Receivables related to debt and other obligations for which United States Steel has assumed responsibility for repayment:
Current	$32	$20
Noncurrent	498	532
Current payable for interest related to tax settlements	13	–
Noncurrent reimbursements payable under nonqualified defined benefit postretirement plans	7	6

        Marathon remains primarily obligated for $34 million of operating lease obligations assumed by United States Steel, of which $31 million has been assumed by third parties that purchased plants and operations divested by United States Steel.

        In addition, Marathon remains contingently liable for certain obligations of United States Steel. See Note 30 for further information regarding these guarantees.

4. Variable Interest Entities

Equatorial Guinea LNG Holdings Limited ("EGHoldings"), in which Marathon holds a 60 percent interest and which was formed for the purpose of constructing and operating an LNG production facility, is a VIE that is consolidated. As of December 31, 2006, total expenditures of $1.363 billion related to the LNG production facility, including $1.300 billion of capital expenditures, have been incurred. The Andersons Marathon Ethanol LLC, a joint venture in which Marathon and its partner each hold a 50 percent interest and which was formed in 2006 for the purpose of constructing and operating one or more ethanol production plants, is a VIE that is not consolidated. As of December 31, 2006, Marathon had contributed $11 million to The Andersons Marathon Ethanol LLC.

5. Related Party Transactions

Related parties during 2006, 2005 and 2004 include:

•
Sociedad Nacional de Gas de Guinea Ecuatorial ("SONAGAS"), which has held a 25 percent ownership interest in EGHoldings, a consolidated subsidiary, since November 14, 2006;
•
Mitsui & Co., Ltd. ("Mitsui") and Marubeni Corporation ("Marubeni"), which have held 8.5 percent and 6.5 percent ownership interests in EGHoldings since July 25, 2005;
•
Compania Nacional de Petroleos de Guinea Ecuatorial ("GEPetrol"), which held a 25 percent ownership interest in EGHoldings until November 14, 2006;
•
Ashland Inc. ("Ashland"), which held a 38 percent ownership interest in MPC, a consolidated subsidiary, until June 30, 2005; and
•
Equity method investees. See "Principal Unconsolidated Investees" on page F-42 for major investees.

Management believes that transactions with related parties were conducted under terms comparable to those with unrelated parties.

        Related party sales to Pilot Travel Centers LLC ("PTC") and Ashland consist primarily of petroleum products. Revenues from related parties were as follows:

(In millions)	2006	2005	2004

Equity method investees:
PTC	$1,420	$1,205	$715
Centennial Pipeline LLC ("Centennial")	28	47	49
Other equity method investees	18	18	13
Ashland	–	132	274

Total	$1,466	$1,402	$1,051

         Purchases from related parties were as follows:

(In millions)	2006	2005	2004

Equity method investees:
LOOP LLC	$54	$49	$44
Centennial	53	73	56
Other equity method investees	103	91	80
Ashland	–	12	22

Total	$210	$225	$202

        Current receivables from related parties were as follows:

(In millions)	December 31	2006	2005

Equity method investees:
PTC		$41	$34
Other equity method investees		9	4
Other related parties		13	–

Total		$63	$38

         Payables to related parties were as follows:

(In millions)	December 31	2006	2005

SONAGAS		$229	$–
GEPetrol		–	57
Equity method investees:
Alba Plant LLC		15	14
Other equity method investees		17	11
Other related parties		3	–

Total		$264	$82

        MPC had a $190 million uncommitted revolving credit agreement with Ashland that terminated in March 2005. Interest paid to Ashland for borrowings under this agreement was less than $1 million in each of 2005 and 2004.

        Cash of $234 million held in escrow for future capital contributions from SONAGAS to EGHoldings is classified as restricted cash and is included in investments and long-term receivables as of December 31, 2006.

6. Acquisitions

Minority interest in MPC  –  On June 30, 2005, Marathon acquired the 38 percent ownership interest in Marathon Ashland Petroleum LLC ("MAP") previously held by Ashland. In addition, Marathon acquired a portion of Ashland's Valvoline Instant Oil Change business, its maleic anhydride business, its interest in LOOP LLC, which owns and operates the only U.S. deepwater oil port, and its interest in LOCAP LLC, which owns a crude oil pipeline. As a result of the transactions (the "Acquisition"), MAP is now wholly owned by Marathon and its name was changed to Marathon Petroleum Company LLC ("MPC") effective September 1, 2005. The Acquisition was accounted for under the purchase method of accounting and, as such, Marathon's results of operations include the results of the acquired businesses from June 30, 2005. The total consideration, including debt assumed, is as follows:

(In millions)

Cash(a)	$487
MPC accounts receivable(a)	911
Marathon common stock(b)	955
Estimated additional consideration related to tax matters	75
Transaction-related costs	10

Purchase price	2,438
Assumption of debt(c)	1,920

Total consideration including debt assumption(d)	$4,358

(a)
The MAP Limited Liability Company Agreement was amended to eliminate the requirement for MPC to make quarterly cash distributions to Marathon and Ashland between the date the principal transaction agreements were signed and the closing of the Acquisition. Cash and MPC accounts receivable above include $506 million representing Ashland's 38 percent of MPC's distributable cash as of June 30, 2005.
(a)
Ashland shareholders received 35.078 million shares valued at $27.23 per share, which was Marathon's average common stock price over the trading days between June 23 and June 29, 2005. The exchange ratio was designed to provide an aggregate number of Marathon shares worth $915 million based on Marathon's average common stock price for each of the 20 consecutive trading days ending with the third complete trading day prior to June 30, 2005.
(a)
Assumed debt was repaid on July 1, 2005.
(a)
Marathon is entitled to certain tax deductions related to businesses previously owned by Ashland. However, pursuant to the terms of the tax matters agreement, Marathon has agreed to reimburse Ashland for a portion of the tax benefits associated with these deductions. This additional consideration will be included in the purchase price as amounts owed to Ashland are identified. During 2006, an additional $17 million was included in the purchase price for such amounts.

        The primary reasons for the Acquisition and the principal factors that contributed to a purchase price that resulted in the recognition of goodwill were:

•
Marathon believed the outlook for the refining and marketing business was attractive in MPC's core areas of operation. Complete ownership of MPC provided Marathon the opportunity to leverage MPC's access to premium U.S. markets where Marathon expected the levels of demand to remain high for the foreseeable future;
•
The Acquisition increased Marathon's participation in the RM&T business without the risks commonly associated with integrating a newly acquired business;
•
MPC provided Marathon with an increased source of cash flow which Marathon believed enhanced the geographical balance in its overall risk portfolio;
•
Marathon anticipated the transaction would be accretive to income per share;
•
The Acquisition eliminated the timing and valuation uncertainties associated with the exercise of the Put/Call, Registration Rights and Standstill Agreement entered into with the formation of MPC in 1998, as well as the associated premium and discount; and
•
The Acquisition eliminated the possibility that a misalignment of Ashland's and Marathon's interests, as co-owners of MPC, could adversely affect MPC's future growth and financial performance.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of June 30, 2005.

(In millions)

Current assets:
Cash and cash equivalents	$518
Receivables	1,080
Inventories	1,866
Other current assets	28

Total current assets acquired	3,492
Investments and long-term receivables	484
Property, plant and equipment	2,671
Goodwill	853
Intangible assets	112
Other noncurrent assets	8

Total assets acquired	$7,620

Current liabilities:
Notes payable	$1,920
Deferred income taxes	669
Other current liabilities	1,686

Total current liabilities assumed	4,275
Long-term debt	16
Deferred income taxes	374
Defined benefit postretirement plan obligations	470
Other liabilities	47

Total liabilities assumed	$5,182

Net assets acquired	$2,438

        The goodwill arising from the purchase price allocation was $853 million, which was assigned to the RM&T segment. None of the goodwill is deductible for tax purposes. Of the $112 million allocated to intangible assets, $49 million was allocated to retail marketing tradenames with indefinite lives.

        The purchase price allocated to equity method investments is $230 million higher than the underlying net assets of the investees. This excess will be amortized over the expected useful lives of the underlying assets except for $144 million of the excess related to goodwill.

Libya re-entry  –  On December 29, 2005, Marathon, in conjunction with its partners in the former Oasis Group, entered into an agreement with the National Oil Corporation of Libya to return to its oil and natural gas exploration and production operations in the Waha concessions in Libya. Marathon holds a 16.33 percent interest in the Waha concessions and was required to cease operations there in 1986 to comply with U.S. government sanctions. Over time, Marathon had written off all its assets in Libya. The re-entry terms include a 25-year extension of the concessions to 2030 through 2034 and payments from Marathon of $520 million and $198 million, which were made in January and December 2006.

        The primary reasons for the transaction and the principal factors that contributed to a purchase price that resulted in the recognition of goodwill include the fact that the re-entry allows Marathon to expand its exploration and production operations without many of the risks commonly associated with integrating a newly acquired business including having a trained workforce in place that has maintained operations and added to the hydrocarbon resource during the absence of Marathon and its partners. The transaction also could assist Marathon in identifying and participating in potential future projects in Libya.

        The operational re-entry date under the terms of the agreement was January 1, 2006; therefore, Marathon's consolidated results of operations for 2005 do not include any results from the operations of the Waha concessions. The transaction was accounted for under the purchase method of accounting.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of December 29, 2005.

(In millions)

Current assets:
Inventories	$10
Other current assets	7

Total current assets acquired	17
Property, plant and equipment	719
Deferred income tax assets	175
Goodwill	309

Total assets acquired	$1,220

Current liabilities:
Accounts payable	$17
Other liabilities	6
Deferred income tax liabilities	479

Total liabilities assumed	$502

Net assets acquired	$718

        The goodwill arising from the purchase price allocation was $309 million, which was assigned to the E&P segment. None of the goodwill is deductible for tax purposes.

        The following unaudited pro forma data is as if the Acquisition and the re-entry to the Libya concessions had been consummated at the beginning of each period presented. The pro forma data is based on historical information and does not reflect the actual results that would have occurred nor is it indicative of future results of operations.

(In millions, except per share amounts)	2005	2004

Revenues and other income	$65,614	$50,670
Income from continuing operations	3,315	1,596
Net income	3,341	1,563
Per share data:
Income from continuing operations – basic	$4.54	$2.25
Income from continuing operations – diluted	$4.51	$2.24
Net income – basic	$4.58	$2.21
Net income – diluted	$4.54	$2.20

7. Discontinued Operations

        On June 2, 2006, Marathon sold its Russian oil exploration and production businesses in the Khanty-Mansiysk region of western Siberia. Under the terms of the agreement, Marathon received $787 million for these businesses, plus preliminary working capital and other closing adjustments of $56 million, for a total transaction value of $843 million. Proceeds net of transaction costs and cash held by the Russian businesses at the transaction date totaled $832 million. A gain on the sale of $243 million ($342 million before income taxes) was reported in discontinued operations for 2006. Income taxes on this gain were reduced by the utilization of a capital loss carryforward as discussed in Note 11. Exploration and Production segment goodwill of $21 million was allocated to the Russian assets and reduced the reported gain. The final adjustment to the sales price is expected to be made in 2007 and could affect the reported gain.

        The activities of the Russian businesses have been reported as discontinued operations in the consolidated statements of income and the consolidated statements of cash flows for all periods presented. Revenues applicable to discontinued operations were $173 million, $325 million and $133 million for 2006, 2005, and 2004. Pretax income from discontinued operations was $45 million and $61 million for 2006 and 2005. There was a pretax loss from discontinued operations of $45 million in 2004.

8. Income per Common Share

        Basic income per share is based on the weighted average number of common shares outstanding. Diluted income per share assumes exercise of stock options, provided the effect is not antidilutive.

	2006		2005		2004
(Dollars in millions, except per share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Income from continuing operations	$4,957	$4,957	$3,006	$3,006	$1,294	$1,294
Discontinued operations	277	277	45	45	(33)	(33)
Cumulative effect of change in accounting principle	–	–	(19)	(19)	–	–

Net income	$5,234	$5,234	$3,032	$3,032	$1,261	$1,261

Weighted average common shares outstanding	716	716	712	712	673	673
Effect of dilutive securities	–	6	–	6	–	4

Weighted average common shares, including dilutive effect	716	722	712	718	673	677

Per share:
Income from continuing operations	$6.92	$6.87	$4.22	$4.19	$1.92	$1.91

Discontinued operations	$0.39	$0.38	$0.07	$0.06	$(0.05)	$(0.05)

Cumulative effect of change in accounting principle	$–	$–	$(0.03)	$(0.03)	$–	$–

Net income	$7.31	$7.25	$4.26	$4.22	$1.87	$1.86

9. Segment Information

        Revenues by product line were:

(In millions)	2006	2005	2004

Refined products	$45,511	$40,040	$29,780
Merchandise	2,871	2,689	2,489
Liquid hydrocarbons	12,531	16,352	13,727
Natural gas	3,742	3,675	3,266
Transportation and other	241	230	203

Total	$64,896	$62,986	$49,465

        Matching buy/sell transactions by product line included above were:

(In millions)	2006	2005	2004

Refined products	$645	$1,817	$1,226
Liquid hydrocarbons	4,812	10,819	8,016

Total	$5,457	$12,636	$9,242

        Effective January 1, 2006, Marathon revised its measure of segment income to include the effects of minority interests and income taxes related to the segments to facilitate comparison of segment results with Marathon's peers. In addition, the results of activities primarily associated with the marketing of the Company's equity natural gas production, which had been presented as part of the IG segment prior to 2006, are now included in the E&P segment as those activities are aligned with E&P operations. Segment information for all periods presented reflects these changes.

        As discussed in Note 7, the Russian businesses that were sold in June 2006 have been accounted for as discontinued operations. Segment information for all presented periods excludes the amounts for these Russian operations.

(In millions)	Exploration and Production	Refining, Marketing and Transportation	Integrated Gas	Total

2006
Revenues:
Customer	$8,326	$54,471	$179	$62,976
Intersegment(a)	672	16	–	688
Related parties	12	1,454	–	1,466

Segment revenues	9,010	55,941	179	65,130
Elimination of intersegment revenues	(672)	(16)	–	(688)
Gain on long-term U.K. natural gas contracts	454	–	–	454

Total revenues	$8,792	$55,925	$179	$64,896

Segment income	$2,003	$2,795	$16	$4,814
Income from equity method investments	206	145	40	391
Depreciation, depletion and amortization(b)	919	558	9	1,486
Minority interests in loss of subsidiaries	–	–	(10)	(10)
Income tax provision(b)	2,371	1,642	8	4,021
Capital expenditures(c)	2,169	916	307	3,392

2005
Revenues:
Customer	$7,320	$54,414	$236	$61,970
Intersegment(a)	678	198	–	876
Related parties	11	1,391	–	1,402

Segment revenues	8,009	56,003	236	64,248
Elimination of intersegment revenues	(678)	(198)	–	(876)
Loss on long-term U.K. natural gas contracts	(386)	–	–	(386)

Total revenues	$6,945	$55,805	$236	$62,986

Segment income	$1,887	$1,628	$55	$3,570
Income from equity method investments	69	137	59	265
Depreciation, depletion and amortization(b)	794	468	8	1,270
Minority interests in income (loss) of subsidiaries(b)	–	376	(8)	368
Income tax provision (benefit)(b)	1,030	1,007	(7)	2,030
Capital expenditures(c)	1,366	841	571	2,778

2004
Revenues:
Customer	$5,888	$42,435	$190	$48,513
Intersegment(a)	516	152	–	668
Related parties	8	1,043	–	1,051

Segment revenues	6,412	43,630	190	50,232
Elimination of intersegment revenues	(516)	(152)	–	(668)
Loss on long-term U.K. natural gas contracts	(99)	–	–	(99)

Total revenues	$5,797	$43,478	$190	$49,465

Segment income	$1,090	$568	$37	$1,695
Income from equity method investments	17	81	69	167
Depreciation, depletion and amortization(b)	724	416	7	1,147
Minority interests in income (loss) of subsidiaries(b)	–	539	(7)	532
Income tax provision(b)	606	301	19	926
Capital expenditures(c)	840	794	488	2,122

(a)
Management believes intersegment transactions were conducted under terms comparable to those with unrelated parties.
(b)
Differences between segment totals and Marathon totals represent amounts related to corporate administrative activities and other unallocated items and are included in Items not allocated to segments, net of income taxes in the reconciliation below.
(c)
Differences between segment totals and Marathon totals represent amounts related to corporate administrative activities.

        The following reconciles segment income to net income as reported in the consolidated statements of income.

(In millions)	2006	2005	2004

Segment income	$4,814	$3,570	$1,695
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(212)	(377)	(327)
Gain (loss) on long-term U.K. natural gas contracts	232	(223)	(57)
Discontinued operations	277	45	(33)
Gain on disposition of Syria interest	31	–	–
Deferred income taxes – tax legislation changes	21	15	–
0; other adjustments(a)	93	–	–
Loss on early extinguishment of debt	(22)	–	–
Gain on sale of minority interests in EGHoldings	–	21	–
Corporate insurance adjustment	–	–	(17)
Cumulative effect of change in accounting principle	–	(19)	–

Net income	$5,234	$3,032	$1,261

(a)
Other deferred tax adjustments in 2006 represent a benefit recorded for cumulative income tax basis differences associated with prior periods.

        The following summarizes revenues from external customers by geographic area.

(In millions)	2006	2005	2004

United States	$59,723	$60,242	$47,354
International	5,173	2,744	2,111

Total	$64,896	$62,986	$49,465

        The following summarizes certain long-lived assets by geographic area, including property, plant and equipment and investments.

(In millions)	2006	2005

United States	$11,401	$10,143
Equatorial Guinea	3,157	3,018
Other international	3,668	3,510

Total	$18,226	$16,671

10. Other Items

    Net interest and other financing costs (income)

(In millions)	2006	2005	2004

Interest and other financial income:
Interest income	$129	$77	$44
Foreign currency gains (losses)	16	(17)	9

Total	145	60	53

Interest and other financing costs:
Interest incurred(a)	245	257	262
(Income) loss from interest rate swaps	16	–	(24)
Interest capitalized	(152)	(83)	(48)

Net interest expense	109	174	190
Net interest expense (income) on tax issues	(11)	22	12
Other	10	10	13

Total	108	206	215

Net interest and other financing costs (income)	$(37)	$146	$162

(a)
Excludes $33 million, $34 million and $40 million paid by United States Steel in 2006, 2005 and 2004 on assumed debt.

Foreign currency transactions  –  Aggregate foreign currency gains (losses) were included in the consolidated statements of income as follows:

(In millions)	2006	2005	2004

Net interest and other financing costs	$16	$(17)	$9
Provision for income taxes	(22)	24	(15)

Aggregate foreign currency gains (losses)	$(6)	$7	$(6)

11. Income Taxes

        Income tax provisions (benefits) were:

	2006			2005			2004
(In millions)	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

Federal	$1,579	$72	$1,651	$1,225	$14	$1,239	$476	$(20)	$456
State and local	230	30	260	171	12	183	47	1	48
Foreign	1,945	166	2,111	523	(231)	292	274	(43)	231

Total	$3,754	$268	$4,022	$1,919	$(205)	$1,714	$797	$(62)	$735

        A reconciliation of the federal statutory tax rate (35 percent) applied to income from continuing operations before income taxes to the provision for income taxes follows:

(In millions)	2006	2005	2004

Statutory rate applied to income from continuing operations before income taxes	$3,143	$1,652	$710
Effects of foreign operations, including foreign tax credits(a)	888	(39)	10
State and local income taxes net of federal income tax effects	170	119	32
Credits other than foreign tax credits	(2)	(2)	(2)
Domestic manufacturing deduction(b)	(47)	(39)	–
Excess capital losses generated (utilized)	–	23	(4)
Effects of partially owned companies	(6)	(4)	(3)
Adjustment of prior years' federal income taxes(c)	(119)	10	(8)
Other	(5)	(6)	–

Provision for income taxes	$4,022	$1,714	$735

(a)
In 2006, Marathon resumed operations in Libya where the statutory income tax rate is in excess of 90 percent.
(b)
See Note 2 regarding Marathon's adoption of FSP No. FAS 109-1. Marathon has treated the deduction, equal to 3 percent of "qualified production activities income" under the American Jobs Creation Act of 2004, as a special deduction beginning in 2005.
(c)
The 2006 adjustment of prior years' federal income taxes is primarily related to a $93 million credit recorded in the fourth quarter of 2006 as a result of a deferred tax analysis of the tax consequences attributable to prior years' differences between the financial statement carrying amounts of assets and liabilities and their tax bases for U.S. federal income tax purposes.

        Deferred tax assets and liabilities resulted from the following:

(In millions)	December 31	2006	2005

Deferred tax assets:
Employee benefits		$730	$622
Capital loss carryforwards(a)		–	79
Operating loss carryforwards(b)		1,016	754
Derivative instruments		81	181
Foreign tax credits(c)		527	123
Other		200	380
Valuation allowances
Federal(a)(d)		(19)	(120)
State(b)		(59)	(72)
Foreign(e)		(611)	(435)

Total deferred tax assets		1,865	1,512

Deferred tax liabilities:
Property, plant and equipment		2,951	2,867
Inventories		708	762
Investments in subsidiaries and affiliates		552	93
Other		100	108

Total deferred tax liabilities		4,311	3,830

Net deferred tax liabilities		$2,446	$2,318

(a)
Capital loss carryforwards were utilized in conjunction with the sale of Marathon's Russian oil exploration and production businesses in June 2006 as discussed in Note 7. The reversal of the related valuation allowance reduced income taxes attributable to discontinued operations by $79 million.
(b)
For 2006, foreign operating loss carryforwards primarily include $684 million for Norway regular income tax, $1.006 billion for Norway special petroleum tax and $250 million for Angola income tax. The Norway and Angola operating loss carryforwards have no expiration dates. The remainder of foreign carryforwards are in several other foreign jurisdictions and expire in 2007 through 2019. State operating loss carryforwards of $1.352 billion expire in 2007 through 2021. The state operating loss carryforwards primarily relate the period prior to the Separation and are offset by valuation allowances.
(c)
Marathon expects to generate sufficient future taxable income to realize these credits. The ability to realize the benefit of foreign tax credits is based on certain assumptions concerning future operating conditions (particularly as related to prevailing commodity prices), income generated from foreign sources and Marathon's tax profile in the years that such credits may be claimed.
(d)
Federal valuation allowances increased by $63 million in 2005 and decreased by $10 million in 2004. The 2005 increase reflected valuation allowances established for deferred tax assets generated in 2005, primarily related to Marathon's re-entry into Libya of $38 million and excess capital losses related to certain derivative instruments and an asset sale of $30 million.
(e)
Foreign valuation allowances increased by $176 million, $70 million and $82 million in 2006, 2005 and 2004 primarily as a result of net operating loss carryforwards generated in those years in Norway, Angola and several other jurisdictions.

        Net deferred tax liabilities were classified in the consolidated balance sheet as follows:

(In millions)	December 31	2006	2005

Assets:
Other current assets		$4	$14
Other noncurrent assets		78	148
Liabilities:
Current deferred income taxes		631	450
Noncurrent deferred income taxes		1,897	2,030

Net deferred tax liabilities		$2,446	$2,318

        Marathon is continuously undergoing examination of its federal income tax returns by the Internal Revenue Service. Audits of the Company's 1998 through 2003 income tax returns have been completed and agreed upon by all parties. A $46 million refund was received from the 1998 through 2001 audit, $35 million of which was paid to United States Steel in accordance with the tax sharing agreement discussed in Note 3. The audit for tax years 2004 and 2005 commenced in May 2006. Marathon believes it has made adequate provision for federal income taxes and interest which may become payable for years not yet settled. Further, the Company is routinely involved in state and local income tax audits and foreign jurisdiction tax audits. Marathon believes all other audits will be resolved within the amounts paid and/or provided for these liabilities.

        Pretax income from continuing operations included amounts attributable to foreign sources of $3.570 billion in 2006, $1.061 billion in 2005 and $579 million in 2004.

        Undistributed income of certain consolidated foreign subsidiaries at December 31, 2006 amounted to $1.581 billion for which no deferred U.S. income tax provision has been made because Marathon intends to permanently reinvest such income in those foreign operations. If such income was not permanently reinvested, a tax expense of $554 million would have been incurred.

12. Business Transformation

        During 2003, Marathon implemented an organizational realignment plan that included streamlining Marathon's business processes and services, realigning reporting relationships to reduce costs across all organizations, consolidating organizations in Houston, Texas and reducing the workforce. During 2004, Marathon entered into two outsourcing agreements to achieve further business process improvements and cost reductions.

        During 2004, Marathon recorded $43 million of costs as general and administrative expenses related to these business transformation programs. These charges included employee severance and benefit costs, relocation costs and net benefit plans settlement and curtailment losses.

        There were minimal charges to expense during 2005. As of December 31, 2005, no accrual remained related to the business transformation programs. The following table sets forth the significant components and activity in the business transformation programs during 2004.

(In millions)	Accrued January 1	Expense	Noncash Charges	Cash Payments	Accrued December 31

Employee severance and termination benefits	$12	$15	$–	$24	$3
Net benefit plans settlement and curtailment losses	–	20	20	–	–
Relocation costs	5	8	–	11	2
Fixed asset related costs	1	–	–	1	–

Total	$18	$43	$20	$36	$5

13. Inventories

(In millions)	December 31	2006	2005

Liquid hydrocarbons and natural gas		$1,136	$1,093
Refined products and merchandise		1,812	1,763
Supplies and sundry items		225	185

Total (at cost)		$3,173	$3,041

        The LIFO method accounted for 90 percent and 92 percent of total inventory value at December 31, 2006 and 2005. Current acquisition costs were estimated to exceed the LIFO inventory values at December 31, 2006 and 2005 by $1.682 billion and $1.535 billion.

14. Investments and Long-Term Receivables

(In millions)	December 31	2006	2005

Equity method investments:
Alba Plant LLC		$420	$513
Atlantic Methanol Production Company LLC		257	258
Pilot Travel Centers LLC		510	516
LOOP LLC		156	148
Other		196	220
Other investments		34	5
Recoverable environmental costs receivable		54	57
Value-added tax refunds receivable		–	29
Fair value of derivative assets		–	14
Deposits of restricted cash		240	87
Other receivables		20	17

Total		$1,887	$1,864

        Summarized financial information of investees accounted for by the equity method of accounting follows:

(In millions)	2006	2005	2004

Income data – year:
Revenues and other income	$11,873	$10,088	$7,419
Operating income	746	556	434
Net income	710	474	330

Balance sheet data – December 31:
Current assets	$817	$645
Noncurrent assets	3,637	3,598
Current liabilities	755	668
Noncurrent liabilities	1,119	1,477

        Marathon's carrying value of its equity method investments is $250 million higher than the underlying net assets of investees. This basis difference is being amortized into net income over the remaining useful lives of the underlying net assets except for $144 million of the excess related to goodwill.

        Dividends and partnership distributions received from equity method investees (excluding distributions that represented a return of capital previously contributed) were $191 million in 2006, $200 million in 2005 and $152 million in 2004.

15. Property, Plant and Equipment

(In millions)	December 31	2006	2005

Production		$18,894	$17,262
Refining		5,238	4,727
Marketing		2,015	1,895
Transportation		2,173	1,980
Gas liquefaction		1,321	1,067
Other		585	464

Total		30,226	27,395

Less accumulated depreciation, depletion and amortization		13,573	12,384

Net property, plant and equipment		$16,653	$15,011

        Property, plant and equipment includes gross assets acquired under capital leases of $79 million and $78 million at December 31, 2006 and 2005, with related amounts in accumulated depreciation, depletion and amortization of $10 million and $6 million at December 31, 2006 and 2005.

        Deferred exploratory well costs were as follows:

(Dollars in millions) December 31	2006	2005	2004

Amounts capitalized less than one year after completion of drilling	$377	$304	$284
Amounts capitalized greater than one year after completion of drilling	93	59	55

Total deferred exploratory well costs	$470	$363	$339

Number of projects with costs capitalized greater than one year after completion of drilling	3	2	2

        Exploratory well costs capitalized greater than one year after completion of drilling as of December 31, 2006 included $46 million for the Ozona prospect that was primarily incurred in 2001 and 2002, $17 million for the Flathead prospect that was primarily incurred in 2001 and $30 million related to wells in Equatorial Guinea (primarily Corona and Gardenia) that was primarily incurred in 2004. Both Ozona and Flathead are located in the Gulf of Mexico.

        Marathon is continuing to evaluate options to develop the Ozona Prospect. Commercial terms were secured in 2005 after protracted negotiations with offset operators to allow this sub-sea well to be tied back to existing oil and gas infrastructure. A sidetrack well was planned for 2006; however, a deepwater rig could not be obtained due to a partner disposition of interest in the prospect and a shortage of deepwater rigs resulting from hurricane damage in 2005 and increased deepwater drilling activity. During 2006, Marathon continued its efforts to advance the Ozona Prospect by reprocessing existing seismic data to optimize the next well location. Marathon has also continued to actively search for rig availability.

        Technical evaluations are complete on the Flathead Prospect and commercial evaluations continued in 2006. The drilling of this prospect is delayed due to the shortage of available deepwater rigs. Marathon continues to pursue partnering opportunities with other oil and gas companies with deepwater rigs under contract that will ultimately result in a well being drilled by 2008.

        The Equatorial Guinea discovery wells will be part of Marathon's long-term LNG sales strategy. These resources will be developed when the natural gas supply from the nearby Alba Fields starts to decline or additional LNG markets are obtained that require increased natural gas supply.

        The net changes in deferred exploratory well costs were as follows:

(In millions)	Balance at Beginning of Period	Additions	Dry Well Expense	Transfer to Proved Properties	Disposals	Balance at End of Period

Year ended December 31, 2006	$363	$174	$(27)	$(21)	$(19)	$470
Year ended December 31, 2005	339	135	(31)	(80)	–	363
Year ended December 31, 2004	243	239	(54)	(89)	–	339

16. Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005, were as follows:

(In millions)	Exploration and Production	Refining, Marketing and Transportation		Total

Balance as of December 31, 2004	$231	$21		$252
Goodwill acquired	315	735		1,050
Other	–	5		5

Balance as of December 31, 2005	546	761		1,307
Adjustments to previously acquired goodwill	(6)	118	(a)	112
Disposals(b)	(21)	–		(21)

Balance as of December 31, 2006	$519	$879		$1,398

(a)
Reflects adjustments related to additional consideration payable and prior period income tax adjustments.
(b)
Exploration and Production segment goodwill allocated to the Russian businesses that were sold in June 2006 as discussed in Note 7.

        The E&P segment tests goodwill for impairment in the second quarter of each year. The RM&T segment tests goodwill for impairment in the fourth quarter of each year. No impairment in the carrying value of goodwill has been identified.

17. Intangible Assets

Intangible assets were as follows:

(In millions) December 31	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

2006
Amortized intangible assets:
Branding agreements	$54	$20	$34
Elba Island delivery rights	42	8	34
Other	103	47	56

Total	$199	$75	$124

Unamortized intangible assets:
Retail marketing tradenames	$49	$–	$49
Other	7	–	7

Total	$56	$–	$56

2005
Amortized intangible assets:
Branding agreements	$51	$16	$35
Elba Island delivery rights	42	6	36
Other	96	36	60

Total	$189	$58	$131

Unamortized intangible assets:
Retail marketing tradenames	$49	$–	$49
Unrecognized prior service costs and other	20	–	20

Total	$69	$–	$69

        Amortization expense related to intangibles during 2006, 2005 and 2004 totaled $19 million, $16 million and $7 million. Estimated amortization expense for the years 2007-2011 is $16 million, $14 million, $13 million, $12 million and $10 million.

18. Derivative Instruments

The following table sets forth quantitative information by category of derivative instrument at December 31, 2006 and 2005. These amounts are reported on a gross basis by individual derivative instrument.

		2006		2005
(In millions)	December 31	Assets(a)	(Liabilities)(a)	Assets(a)	(Liabilities)(a)

Commodity Instruments
Fair value hedges (b):
Exchange traded commodity futures		$–	$(4)	$2	$(2)
Over-the-counter ("OTC") commodity swaps		20	(15)	66	(2)
Non-hedge designation:
Exchange-traded commodity futures		$301	$(258)	$281	$(288)
Exchange-traded commodity options		88	(93)	70	(65)
OTC commodity swaps		44	(34)	105	(99)
OTC commodity options		2	(1)	3	(6)
Nontraditional Instruments
Long-term United Kingdom natural gas contracts (c)		$–	$(60)	$–	$(513)
Physical commodity contracts (d)		46	(64)	71	(62)
Financial Instruments
Fair value hedges:
OTC interest rate swaps (e)		$–	$(22)	$–	$(30)
Cash flow hedges(f):
OTC foreign currency forwards		3	–	–	(2)

(a)
The fair value and carrying value of a derivative instrument are the same. The fair values for OTC commodity positions are determined using option-pricing models or dealer quotes. The fair values of exchange-traded commodity positions are based on market quotes derived from major exchanges. The fair values of interest rate and foreign currency swaps are based on dealer quotes. Marathon's consolidated balance sheet is reported on a net basis by brokerage firm, as permitted by master netting agreements.
(b)
There was no ineffectiveness associated with fair value hedges for 2006 or 2005 because the hedging instruments and the existing firm commitment contracts are priced on the same underlying index. Derivative instruments used in the fair value hedges mature between 2007 and 2008.
(c)
The contract price under the long-term U.K. natural gas contracts is reset annually and is indexed to a basket of costs of living and energy commodity indices for the previous twelve months. The fair value of these contracts is determined by applying the difference between the contract price and the U.K. forward gas strip price to the expected sales volumes under these contracts for the next 18 months. The 18-month period represents approximately 90 percent of market liquidity in that region.
(d)
Certain physical commodity contracts are classified as nontraditional derivative instruments because certain volumes covered by these contracts are physically netted at particular delivery locations. Additionally, other physical contracts that management has chosen not to designate as normal purchases or normal sales, which can include contracts that involve flash title, are accounted for as nontraditional derivative instruments.
(e)
The fair value of OTC interest rate swaps excludes accrued interest amounts not yet settled. As of December 31, 2006 and 2005, accrued interest approximated $4 million and $3 million. The net fair value of the OTC interest rate swaps as of December 31, 2006 and 2005 is included in long-term debt. See Note 21.
(f)
The ineffective portion of the changes in fair value of cash flow hedges was $3 million during 2006 and less than $1 million during 2005 on a pretax basis. Of the unrealized gains and losses recorded in accumulated other comprehensive loss as of December 31, 2006, a net gain of $2 million is expected to be reclassified to net income in 2007.

19. Fair Value of Financial Instruments

The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in Note 18, by individual balance sheet line item. Marathon's financial instruments at December 31, 2006 and 2005 were:

		2006		2005
(In millions)	December 31	Fair Value	Carrying Amount	Fair Value	Carrying Amount

Financial assets:
Cash and cash equivalents		$2,585	$2,585	$2,617	$2,617
Receivables		4,177	4,177	3,514	3,514
Receivables from United States Steel		522	530	540	552
Investments and long-term receivables(a)		461	348	268	195

Total financial assets		$7,745	$7,640	$6,939	$6,878

Financial liabilities:
Accounts payable		$5,850	$5,850	$5,435	$5,435
Consideration payable under Libya re-entry agreement		–	–	732	732
Payables to United States Steel		20	20	6	6
Accrued interest		89	89	96	96
Long-term debt due within one year(b)		450	450	302	302
Long-term debt(b)		3,279	2,947	4,052	3,573

Total financial liabilities		$9,688	$9,356	$10,623	$10,144

(a)
Excludes equity method investments and derivatives.
(b)
Excludes capital leases.

        The fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. The fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. The fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities. The fair value of the receivables from United States Steel was estimated using market prices for United States Steel debt assuming the industrial revenue bonds are redeemed on or before the tenth anniversary of the Separation per the Financial Matters Agreement.

20. Short-Term Debt

Marathon has a commercial paper program that is supported by the unused and available credit on the Marathon five-year revolving credit facility discussed in Note 21. At December 31, 2006, there were no commercial paper borrowings outstanding.

        Additionally, as part of the Acquisition on June 30, 2005 discussed in Note 6, Marathon assumed $1.920 billion in debt which was repaid on July 1, 2005.

21. Long-Term Debt

(In millions)	December 31	2006	2005

Marathon Oil Corporation:
Revolving credit facility due 2011(a)		$–	$–
6.650% notes due 2006		–	300
5.375% notes due 2007(b)		450	450
6.850% notes due 2008		400	400
6.125% notes due 2012(b)		450	450
6.000% notes due 2012(b)		400	400
6.800% notes due 2032(b)		550	550
9.375% debentures due 2012(c)		123	163
9.125% debentures due 2013(c)		212	271
9.375% debentures due 2022(c)		67	81
8.500% debentures due 2023(c)		122	123
8.125% debentures due 2023(c)		181	229
6.570% promissory note due 2006(b)		–	2
Series A medium term notes due 2022		3	3
4.750% – 6.875% obligations relating to industrial development and environmental improvement bonds and notes due 2009 – 2033(d)		439	453
Sale-leaseback financing due 2007 – 2012(e)		60	66
Capital lease obligation due 2007 – 2012(f)		44	49
Consolidated subsidiaries:
Revolving credit facility due 2009(g)		–	–
Capital lease obligations due 2007 – 2020		59	61

Total(h)(i)		3,560	4,051
Unamortized discount		(6)	(8)
Fair value adjustments on notes subject to hedging(j)		(22)	(30)
Amounts due within one year		(471)	(315)

Long-term debt due after one year		$3,061	$3,698

(a)
In May 2006, Marathon entered into an amendment of its $1.5 billion five-year revolving credit agreement, expanding the size of the facility to $2 billion and extending the termination date from May 2009 to May 2011. The facility requires a representation at an initial borrowing that there has been no change in Marathon's consolidated financial position or operations, considered as a whole, that would materially and adversely affect its ability to perform its obligations under the revolving credit facility. Interest on the facility is based on defined short-term market rates. During the term of the agreement, Marathon is obligated to pay a variable facility fee on the total commitment, which at December 31, 2006 was 0.08 percent. At December 31, 2006, there were no borrowings outstanding under this facility.
(b)
These notes contain a make-whole provision allowing Marathon the right to repay the debt at a premium to market price.
(c)
During 2006, Marathon extinguished portions of this debt. Debt with a total face value of $162 million was repurchased at a weighted average price equal to 122 percent of face value. The total premium of $35 million is reflected as loss on early extinguishment of debt in the consolidated statement of income for 2006.
(d)
United States Steel has assumed responsibility for repayment of $415 million of these obligations. The Financial Matters Agreement provides that, on or before the tenth anniversary of the Separation, United States Steel will provide for Marathon's dischage from any remaining liability under any of the assumed industrial revenue bonds.
(e)
This sale-leaseback financing arrangement relates to a lease of a slab caster at United States Steel's Fairfield Works facility in Alabama. Marathon is the primary obligor under this lease. Under the Financial Matters Agreement, United States Steel has assumed responsibility for all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012, subject to additional extensions.
(f)
This obligation relates to a lease of equipment at United States Steel's Clairton Works cokemaking facility in Pennsylvania. Marathon is the primary obligor under this lease. Under the Financial Matters Agreement, United States Steel has assumed responsibility for all obligations under this lease. This lease is an amortizing financing with a final maturity of 2012.
(g)
MPC's $500 million five-year revolving credit agreement was terminated concurrent with the May 2006 amendment of Marathon's revolving credit facility.
(h)
Required payments of long-term debt for the years 2008-2011 are $417 million, $19 million, $21 million and $164 million. Of these amounts, payments assumed by United States Steel are $14 million, $15 million, $17 million and $161 million.
(i)
In the event of a change in control of Marathon, as defined in the related agreements, debt obligations totaling $1.183 billion at December 31, 2006, may be declared immediately due and payable.
(j)
See Note 18 for information on interest rate swaps.

         In 2006, Marathon entered into a loan agreement which provides for borrowings of up to $525 million from the Norwegian export credit agency based upon the amount of qualifying purchases by Marathon of goods and services from Norwegian suppliers. The loan agreement allows Marathon to select either a fixed or LIBOR-based floating interest rate at the time of the initial drawdown and a five-year or eight and one half-year repayment term. If Marathon elects to borrow under this agreement, the initial drawdown must occur in June 2007 with one subsequent drawdown allowed in December 2007.

22. MPC Receivables Purchase and Sale Facility

On July 1, 2005, MPC entered into a $200 million, three-year Receivables Purchase and Sale Agreement with certain purchasers. The program was structured to allow MPC to periodically sell a participating interest in pools of eligible accounts receivable. During 2006, the facility was terminated. No receivables were sold under the agreement during its term.

23. Supplemental Cash Flow Information

(In millions)	2006	2005	2004

Net cash provided from operating activities from continuing operations included:
Interest paid (net of amounts capitalized)	$96	$174	$206
Income taxes paid to taxing authorities	4,149	1,528	672
Income tax settlements paid to United States Steel	35	6	3

Commercial paper and revolving credit arrangements, net:
Commercial paper – issuances	$1,321	$3,896	$–
– repayments	(1,321)	(3,896)	–
Credit agreements – borrowings	–	10	–
– repayments	–	(10)	–
Ashland credit agreements – borrowings	–	–	653
– repayments	–	–	(653)

Total	$–	$–	$–

Noncash investing and financing activities:
Asset retirement costs capitalized	$286	$171	$66
Debt payments assumed by United States Steel	24	44	13
Capital lease obligations:
Assets acquired	1	18	–
Net assets contributed to joint ventures	–	7	3
Acquisitions:
Debt and other liabilities assumed	26	4,161	–
Common stock issued to seller	–	955	–
Receivables transferred to seller	–	911	–
Disposal of assets:
Asset retirement obligations assumed by buyer	9	6	–

24. Defined Benefit and Other Postretirement Plans

Marathon has noncontributory defined benefit pension plans covering substantially all domestic employees as well as international employees located in Ireland, Norway and the United Kingdom. Benefits under these plans are based primarily on years of service and final average pensionable earnings. Marathon adopted SFAS No. 158, which applies to such plans, prospectively as of December 31, 2006.

        Marathon also has defined benefit plans for other postretirement benefits covering most employees. Health care benefits are provided through comprehensive hospital, surgical and major medical benefit provisions subject to various cost sharing features. Life insurance benefits are provided to certain nonunion and union-represented retiree beneficiaries. Other postretirement benefits have not been funded in advance.

Obligations and funded status  –  The following summarizes the obligations and funded status for Marathon's defined benefit pension and other postretirement plans:

	Pension Benefits					Other Benefits
	2006			2005		2006		2005
(In millions)	U.S.		Int'l	U.S.	Int'l

Change in benefit obligations
Benefit obligations at January 1	$2,055		$338	$1,750	$322	$776		$697
Service cost	117		17	109	11	23		20
Interest cost	113		17	104	16	42		38
Actuarial (gain) loss	(207	)(a)	15	187 (b)	(6)	9		40 (b)
Plan amendment	117	(c)	–	–	–	–		10
Mergers and acquisitions(d)	–		–	2	–	–		2
Benefits paid	(118)		(6)	(97)	(5)	(29	) (e)	(31)

Benefit obligations at December 31	$2,077		$381	$2,055	$338	$821		$776

Change in plan assets
Fair value of plan assets at January 1	$1,025		$222	$949	$185
Actual return on plan assets	175		56	45	16
Employer contributions	606		29	128	26
Benefits paid from plan assets	(118)		(6)	(97)	(5)

Fair value of plan assets at December 31	$1,688		$301	$1,025	$222

Funded status of plans at December 31, 2006	$(389)		$(80)			$(821)
Amounts recognized in the consolidated balance sheet:
Current liabilities	$(8)		$(1)			$(36)
Noncurrent liabilities	(381)		(79)			(785)

Accrued benefit cost	$(389)		$(80)			$(821)

Pretax amounts recognized in accumulated other comprehensive income in 2006(f):
Net loss	$338		$70			$184
Prior service cost (credit)	132		–			(53)

Funded status of plans at December 31, 2005				$(1,030)	$(116)			$(776)
Unrecognized prior service cost (credit)				23	–			(64)
Unrecognized net loss				651	106			184

Accrued benefit cost				$(356)	$(10)			$(656)

Amounts recognized in the consolidated balance sheet at December 31, 2005:
Accrued benefit liability				$(520)	$(91)			$(656)
Intangible asset				16	–			–
Accumulated other comprehensive income, excluding tax effects				148	81			–

Accrued benefit cost				$(356)	$(10)			$(656)

(a)
Includes the impact of an increase in the discount rate to 5.80 percent from 5.50 percent and demographic assumption changes, which decreased the obligation by $112 million.
(b)
Includes the impact of decreasing the retirement age assumption by two years and increasing the lump sum election rate assumption from 90 percent to 96 percent based on changing trends in Marathon's experience, which increased the obligation by $109 million.
(c)
Includes the impact of plan design changes related to the update of the mortality table used in the plans' definition of actuarial equivalence and lump sum calculations and a 20 percent retiree cost of living adjustment for annuitants.
(d)
Includes the addition of certain employees of the maleic anhydride business acquired as part of the Acquisition.
(e)
Benefits paid include the $3 million Medicare Subsidy received.
(f)
Excludes amounts related to LOOP LLC, an equity method investee with defined benefit pension and postretirement plans for which a net loss of $6 million is reflected in accumulated other comprehensive income as a result of adopting SFAS No. 158 as of December 31, 2006, reflecting Marathon's 51 percent share.

         The accumulated benefit obligation for all defined benefit pension plans was $1.912 billion and $1.748 billion at December 31, 2006 and 2005. Marathon's international subsidiaries do not sponsor any defined benefit postretirement plans other than pension plans.

        The following summarizes all of Marathon's defined benefit pension plans that have accumulated benefit obligations in excess of plan assets.

	December 31
	2006		2005
(In millions)	U.S.	Int'l	U.S.	Int'l

Projected benefit obligations	$(92)	$(354)	$(2,055)	$(338)
Accumulated benefit obligations	(62)	(331)	(1,435)	(313)
Fair value of plan assets	–	278	1,025	222

        On June 30, 2005, as a result of the Acquisition, MPC's defined benefit pension and other postretirement plan obligations were remeasured using current discount rates and plan assumptions. The discount rate was decreased to 5.25 percent from 5.75 percent. As part of the application of the purchase method of accounting, MPC recognized 38 percent of its unrecognized net transition gain, prior service costs and actuarial losses related to its defined benefit pension and other postretirement plans. As a result, obligations related to the defined benefit pension and other postretirement plans increased by $264 million and $28 million.

Components of net periodic benefit cost and other comprehensive income  –  The following summarizes the net periodic benefit costs and the amounts recognized as other comprehensive income for Marathon's defined benefit pension and other postretirement plans.

	Pension Benefits						Other Benefits
	2006		2005		2004		2006	2005	2004
(In millions)	U.S.	Int'l	U.S.	Int'l	U.S.	Int'l

Components of net periodic benefit cost:
Service cost	$117	$17	$109	$11	$94	$9	$23	$20	$18
Interest cost	113	17	104	16	95	14	42	38	42
Expected return on plan assets	(103)	(15)	(83)	(12)	(84)	(10)	–	–	–
Amortization – net transition gain	–	–	(3)	–	(4)	–	–	–	–
– prior service cost (credit)	8	–	4	–	4	–	(11)	(12)	(14)
– actuarial loss	34	7	47	8	39	7	9	7	11
Multi-employer and other plans	2	–	2	–	2	–	3	3	3
Settlement, curtailment and termination losses (gains)(a)	–	–	–	–	37	–	–	–	(9)

Net periodic benefit cost	$171	$26	$180	$23	$183	$20	$66	$56	$51

(a)
Includes business transformation costs.

	Pension Benefits
	2005		2004
(In millions)	U.S.	Int'l	U.S.	Int'l

Increase (decrease) in minimum liability included in other comprehensive income, excluding tax effects and minority interest	$81	$10	$(18)	$(13)

        The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are $21 million and $13 million. The estimated net loss and prior service credit for the other defined benefit postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2007 are $11 million and $10 million.

Plan assumptions  –  The following summarizes the assumptions used to determine the benefit obligations and net periodic benefit cost for Marathon's defined benefit pension and other postretirement plans.

	Pension Benefits						Other Benefits
	2006		2005		2004		2006	2005	2004
	U.S.	Int'l	U.S.	Int'l	U.S.	Int'l

Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	5.80%	5.20%	5.50%	4.70%	5.75%	5.30%	5.90%	5.75%	5.75%
Rate of compensation increase	4.50%	4.75%	4.50%	4.55%	4.50%	4.60%	4.50%	4.50%	4.50%
Weighted average actuarial assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate(a)	5.70%	4.70%	5.57%	5.30%	6.25%	5.40%	5.75%	5.57%	6.25%
Expected long-term return on plan assets	8.50%	6.07%	8.50%	6.87%	9.00%	6.87%
Rate of compensation increase	4.50%	4.55%	4.50%	4.60%	4.50%	4.50%	4.50%	4.50%	4.50%

(a)
On July 31, 2006, due to an interim remeasurement, the discount rate for the U.S. pension plans was increased to 6.00 percent from 5.50 percent. Also, on June 30, 2005 due to the Acquisition, the discount rate for the MPC pension plan was decreased to 5.25 percent from 5.75 percent.

  Expected long-term return on plan assets

        U.S. Plans – Historical markets are studied and long-term historical relationships between equities and fixed income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long term. Certain components of the asset mix are modeled with various assumptions regarding inflation, debt returns and stock yields. The assumptions are compared to those of peer companies and to historical returns for reasonableness and appropriateness.

        International Plans – The overall expected long-term return on plan assets is derived using the expected returns on the individual asset classes, weighted by holdings as of year end. The long-term rate of return on equity investments is assumed to be 2.5 percent greater than the yield on local government bonds. Expected returns on debt securities are estimated directly at market yields and on cash are estimated at the local currency base rate.

Assumed health care cost trend – The following summarizes the assumed health care cost trend rates.

	December 31	2006	2005	2004

Health care cost trend rate assumed for the following year
Medical		8.0%	8.5%	9.0%
Prescription Drugs(a)		11.0%	8.5%	9.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)
Medical		5.0%	5.0%	5.0%
Prescription Drugs(a)		6.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate
Medical		2012	2012	2012
Prescription Drugs(a)		2016	2012	2012

(a)
Prior to 2006, the assumed cost trend rate and the year that it would reach the ultimate trend rate for prescription drugs were the same as those for other medical costs.

        Assumed health care cost trend rates have a significant effect on the amounts reported for defined benefit retiree health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In millions)	1-Percentage- Point Increase	1-Percentage- Point Decrease

Effect on total of service and interest cost components	$11	$(9)
Effect on other postretirement benefit obligations	114	(93)

Plan assets  –  The following summarizes the defined benefit pension plans' weighted-average asset allocations by asset category.

	2006		2005
	U.S.	Int'l	U.S.	Int'l

Equity securities	79%	73%	76%	74%
Debt securities	19%	26%	22%	24%
Real estate	2%	–	2%	–
Other	–	1%	–	2%

Total	100%	100%	100%	100%

  Plan investment policies and strategies

        U.S. Plans – The investment policy reflects the funded status of the plans and Marathon's future ability to make further contributions. Historical performance and future expectations suggest that common stocks will provide higher total investment returns than fixed-income securities over a long-term investment horizon. As a result, equity investments will likely continue to exceed 50 percent of the value of the fund. Accordingly, bond and other fixed-income investments will comprise the remainder of the fund. Short-term investments shall reflect the liquidity requirements for making pension payments. The plans' targeted asset allocation is comprised of 75 percent equity securities and 25 percent fixed-income and real estate-related securities. Management of the plans' assets is delegated to the United States Steel and Carnegie Pension Fund. The fund manager has limited discretion to move away from the target allocations based upon the manager's judgment as to current confidence or concern for the capital markets. Investments are diversified by industry and type, limited by grade and maturity. The policy prohibits investments in any securities in the steel industry and allows derivatives subject to strict guidelines, such that derivatives may only be written against equity securities in the portfolio. Investment performance and risk is measured and monitored on an ongoing basis through quarterly investment meetings and periodic asset and liability studies.

        International Plans – The objective of the investment policy is to achieve a long-term return which is consistent with assumptions made by the actuary in determining the funding requirements of the plans. The target asset allocation is approximately 75 percent equity securities and 25 percent debt securities. The day-to-day management of the plans' assets is delegated to several professional investment managers. The spread of assets by type and the investment managers' policies on investing in individual securities within each type provide adequate diversification of investments. The use of derivatives by the investment managers is permitted and plan specific, subject to strict guidelines. Investment performance and risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and periodic asset and liability studies.

  Cash flows

        Plan Contributions – Marathon expects to make contributions to the Company's funded pension plans of approximately $50 million in 2007. Cash contributions to be paid from the general assets of the Company for the unfunded pension and postretirement benefit plans are expected to be approximately $8 million and $41 million in 2007.

        Estimated Future Benefit Payments – The following gross benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits		Other Benefits(a)
(In millions)	U.S.	Int'l

2007	$151	$6	$41
2008	166	7	44
2009	182	8	48
2010	195	9	52
2011	208	11	56
2012 through 2016	1,235	75	329

(a)
Expected Medicare reimbursements for 2007 through 2016 total $64 million.

        Other Plan Contributions – Marathon also contributes to several defined contribution plans for eligible employees. Contributions to these plans totaled $47 million in 2006, $39 million in 2005 and $35 million in 2004.

25. Asset Retirement Obligations

    The following summarizes the changes in asset retirement obligations:

(In millions)	2006	2005

Asset retirement obligations as of January 1	$711	$477
Liabilities incurred	29	20
Liabilities settled	(16)	(9)
Accretion expense (included in depreciation, depletion and amortization)	43	29
Adoption of FIN No. 47	–	53
Revisions of previous estimates	277	141

Asset retirement obligations as of December 31	$1,044	$711

26. Stock-Based Compensation Plans

Description of the plans  –  The Marathon Oil Corporation 2003 Incentive Compensation Plan (the "Plan") authorizes the Compensation Committee of the Board of Directors to grant stock options, stock appreciation rights, stock awards, cash awards and performance awards to employees. The Plan also allows Marathon to provide equity compensation to its non-employee directors. No more than 40,000,000 shares of common stock may be issued under the Plan, and no more than 17,000,000 of those shares may be used for awards other than stock options or stock appreciation rights. Shares subject to awards that are forfeited, terminated, settled in cash, exchanged for other awards, tendered to satisfy the purchase price of an award or withheld to satisfy tax obligations or that expire unexercised or otherwise lapse become available for future grants. Shares issued as a result of awards granted under the Plan are generally funded out of common stock held in treasury, except to the extent there are insufficient treasury shares, in which case new common shares are issued.

        The Plan replaced the 1990 Stock Plan, the Non-Officer Restricted Stock Plan, the Non-Employee Director Stock Plan, the deferred stock benefit provision of the Deferred Compensation Plan for Non-Employee Directors, the Senior Executive Officer Annual Incentive Compensation Plan and the Annual Incentive Compensation Plan (the "Prior Plans"). No new grants will be made from the Prior Plans. Any awards previously granted under the Prior Plans shall continue to vest and/or be exercisable in accordance with their original terms and conditions.

  Stock-based awards under the Plan

        Stock options – Marathon grants stock options under the Plan. Marathon's stock options represent the right to purchase shares of common stock at the fair market value of the common stock on the date of grant. Through 2004, certain options were granted with a tandem stock appreciation right, which allows the recipient to instead elect to receive cash and/or common stock equal to the excess of the fair market value of shares of common stock, as determined in accordance with the Plan, over the option price of the shares. Most stock options granted under the Plan vest ratably over a three-year period and have a maximum term of ten years from the date they are granted.

        Stock appreciation rights – Prior to 2005, Marathon granted SARs under the Plan. Similar to stock options, stock appreciation rights represent the right to receive a payment equal to the excess of the fair market value of shares of common stock on the date the right is exercised over the grant price. Certain SARs were granted as stock-settled SARs and others were granted in tandem with stock options. In general, SARs that have been granted under the Plan vest ratably over a three-year period and have a maximum term of ten years from the date they are granted.

        Stock-based performance awards – In 2003 and 2004, the Compensation Committee granted stock-based performance awards to certain officers of Marathon and its consolidated subsidiaries under the Plan. Beginning in 2005, Marathon discontinued granting stock-based performance awards and instead grants cash-settled performance units to officers. The stock-based performance awards represent shares of common stock that are subject to forfeiture provisions and restrictions on transfer. Those restrictions may be removed if certain pre-established performance measures are met. The stock-based performance awards granted under the Plan will vest at the end of a 36-month performance period to the extent that the performance targets are achieved and the recipient is employed by Marathon on that date. Additional shares could be granted at the end of this performance period should performance exceed the targets. Prior to vesting, the recipients have the right to vote and receive dividends on the target number of shares awarded. However, the shares are not transferable until after they vest.

        Restricted stock – Marathon grants restricted stock and restricted stock units under the Plan. In 2005, the Compensation Committee began granting time-based restricted stock to officers as part of their annual long-term incentive package. The restricted stock awards to officers vest three years from the date of grant, contingent on the recipient's continued employment. Marathon also grants restricted stock to certain non-officer employees and restricted stock units to certain international non-officer employees (together with the restricted stock granted to officers above, "restricted stock awards") based on their performance within certain guidelines and for retention purposes. The restricted stock awards to non-officers generally vest in one-third increments over a three-year period, contingent on the recipient's continued employment. Prior to vesting, all restricted stock recipients have the right to vote such stock and receive dividends thereon. The non-vested shares are not transferable and are held by the Company's transfer agent.

        Common stock units – Marathon maintains an equity compensation program for its non-employee directors under the Plan. All non-employee directors other than the Chairman receive annual grants of common stock units under the Plan and they are required to hold those units until they leave the Board of Directors. When dividends are paid on Marathon common stock, directors receive dividend equivalents in the form of additional common stock units. Prior to January 1, 2006, non-employee directors had the opportunity to receive a matching grant of up to 1,000 shares of common stock if they purchased an equivalent number of shares within 60 days of joining the Board.

Stock-based compensation expense  –  Total employee stock-based compensation expense was $83 million, $111 million and $61 million in 2006, 2005 and 2004. The total related income tax benefits were $31 million, $39 million and $22 million. In 2006, cash received upon exercise of stock option awards was $50 million. Tax benefits realized for deductions during 2006 that were in excess of the stock-based compensation expense recorded for options exercised and other stock-based awards vested during the period totaled $36 million. Cash settlements of stock option awards totaled $3 million in 2006.

Stock option awards granted  –  During 2006, 2005 and 2004, Marathon granted stock option awards to both officer and non-officer employees. The weighted average grant date fair values of these awards were based on the following Black-Scholes assumptions:

	2006	2005	2004

Weighted average exercise price per share	$37.84	$25.14	$16.81
Expected annual dividends per share	$0.80	$0.66	$0.50
Expected life in years	5.1	5.5	5.5
Expected volatility	28%	28%	32%
Risk-free interest rate	5.0%	3.8%	3.9%

Weighted average grant date fair value of stock option awards granted	$10.19	$6.15	$4.42

    Outstanding stock-based awards – The following is a summary of stock option award activity.

	Number of Shares	Weighted- Average Exercise Price

Outstanding at December 31, 2003	18,012,760	$14.17
Granted	4,134,600	16.64
Exercised	(5,927,092)	8.59
Canceled	(193,772)	15.39

Outstanding at December 31, 2004	16,026,496	14.92
Granted	3,789,440	25.14
Exercised	(7,573,656)	14.69
Canceled	(226,372)	16.98

Outstanding at December 31, 2005	12,015,908	18.26
Granted	3,203,600	37.84
Exercised	(4,037,258)	11.61
Canceled	(191,260)	25.71

Outstanding at December 31, 2006(a)	10,990,990	24.72

(a)
Of the stock option awards outstanding as of December 31, 2006, 10,152,370 and 838,620 were outstanding under the 2003 Incentive Compensation Plan and 1990 Stock Plan, including 979,382 stock options with tandem SARs.

        The intrinsic value of stock option awards exercised during 2006, 2005 and 2004 was $107 million, $90 million and $27 million. Of those amounts, $32 million, $61 million and $19 million relate to stock options with tandem SARs.

        The following table presents information on stock option awards at December 31, 2006:

		Outstanding			Exercisable
Range of Exercise Prices		Number of Shares Under Option	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number of Shares Under Option	Weighted-Average Exercise Price

	$12.75 – 13.46	1,112,900	6	$12.77	1,112,900	$12.77
14.$	06 – 15.44	379,370	5	14.20	379,370	14.20
16.$	26 – 17.00	3,192,860	7	16.76	1,899,110	16.72
23.$	83 – 25.84	3,137,260	8	25.07	758,488	24.88
37.$	82 – 40.51	3,168,600	9	37.84	–	–

	Total	10,990,990	8	24.72	4,149,868	16.92

        As of December 31, 2006, the aggregate intrinsic value of stock option awards outstanding was $237 million. The aggregate intrinsic value and weighted average remaining contractual life of stock option awards currently exercisable were $122 million and 7 years. As of December 31, 2006, the number of fully-vested stock option awards and stock option awards expected to vest was 10,123,612. The weighted average exercise price and weighted average remaining contractual life of these stock option awards were $24.26 and 8 years and the aggregate intrinsic value was $223 million. As of December 31, 2006, unrecognized compensation cost related to stock option awards was $32 million, which is expected to be recognized over a weighted average period of 2 years.

        The following is a summary of stock-based performance award and restricted stock award activity.

	Stock-Based Performance Awards	Weighted Average Grant Date Fair Value	Restricted Stock Awards	Weighted Average Grant Date Fair Value

Unvested at December 31, 2005	897,200	$14.97	1,971,112	$23.97
Granted	135,696 (a)	38.41	437,960	40.45
Vested	(546,896)	19.15	(777,194)	20.59
Forfeited	(12,000)	16.81	(79,580)	26.55

Unvested at December 31, 2006	474,000	16.81	1,552,298	30.21

(a)
Additional shares were issued in 2006 because the performance targets were exceeded for the 36-month performance period related to the 2003 grant.

        During 2006, 2005 and 2004 the weighted average grant date fair value of restricted stock awards was $40.45, $27.21 and $18.28. During 2004, the weighted average grant date fair value of stock-based performance awards was $16.81. The vesting date fair value of stock-based performance awards which vested during 2006, 2005 and 2004 was $21 million, $5 million and $4 million. The vesting date fair value of restricted stock awards which vested during 2006, 2005 and 2004 was $32 million, $13 million and $7 million.

        As of December 31, 2006, there was $29 million of unrecognized compensation cost related to stock-based performance awards and restricted stock awards which is expected to be recognized over a weighted average period of two years.

27. Stock Repurchase Program

On January 29, 2006, Marathon's Board of Directors authorized the repurchase of up to $2 billion of common stock. As of December 31, 2006, the Company had acquired 41.4 million common shares at a cost of $1.698 billion. On January 28, 2007, Marathon's Board of Directors authorized an extension of the share repurchase program by an additional $500 million. Purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The Company will use cash on hand, cash generated from operations or cash from available borrowings to acquire shares. This program may be changed based upon our financial condition or changes in market conditions and is subject to termination prior to completion.

28. Leases

Marathon leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. Future minimum commitments for capital lease obligations (including sale-leasebacks accounted for as financings) and for operating lease obligations having remaining noncancelable lease terms in excess of one year are as follows:

(In millions)	Capital Lease Obligations	Operating Lease Obligations

2007	$36	$159
2008	27	160
2009	27	136
2010	28	101
2011	27	68
Later years	71	259
Sublease rentals	–	(32)

Total minimum lease payments	216	$851
Less imputed interest costs	53

Present value of net minimum lease payments included in long-term debt	$163

        In connection with past sales of various plants and operations, Marathon assigned and the purchasers assumed certain leases of major equipment used in the divested plants and operations of United States Steel. In the event of a default by any of the purchasers, United States Steel has assumed these obligations; however, Marathon remains primarily obligated for payments under these leases. Minimum lease payments under these operating lease obligations of $31 million have been included above and an equal amount has been reported as sublease rentals.

        Of the $163 million present value of net minimum capital lease payments, $104 million was related to obligations assumed by United States Steel under the Financial Matters Agreement. Of the $851 million total minimum operating lease payments, $3 million was assumed by United States Steel under the Financial Matters Agreement.

        Operating lease rental expense was:

(In millions)	2006		2005		2004

Minimum rental	$197	(a)	$165	(a)	$168	(a)
Contingent rental	28		21		15
Sublease rentals	(7)		(14)		(12)

Net rental expense	$218		$172		$171

(a)
Excludes $9 million, $10 million and $11 million paid by United States Steel in 2006, 2005 and 2004 on assumed leases.

29. Sale of Minority Interests in EGHoldings

In connection with the formation of Equatorial Guinea LNG Holdings Limited, GEPetrol was given certain contractual rights that gave GEPetrol the option to purchase and resell a 13 percent interest in EGHoldings held by Marathon to a third party. On July 25, 2005, GEPetrol exercised these rights and reimbursed Marathon for its actual costs incurred up to the date of closing, plus an additional specified rate of return. Marathon and GEPetrol entered into agreements under which Mitsui and a subsidiary of Marubeni acquired 8.5 percent and 6.5 percent interests in EGHoldings. As part of these agreements, Marathon sold a 2 percent interest in EGHoldings to Mitsui for its actual costs incurred up to the date of closing, plus a specified rate of return, as well as a premium and future consideration based upon the performance of EGHoldings. Following the transaction, Marathon held a 60 percent interest in EGHoldings, GEPetrol held a 25 percent interest and Mitsui and Marubeni held the remaining interests.

        During 2005, Marathon received net proceeds of $163 million in connection with the transactions and recorded a gain, which is included in other income.

30. Contingencies and Commitments

Marathon is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to Marathon's consolidated financial statements. However, management believes that Marathon will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Environmental matters  –  Marathon is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At December 31, 2006 and 2005, accrued liabilities for remediation totaled $101 million and $103 million. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Receivables for recoverable costs from certain states, under programs to assist companies in cleanup efforts related to underground storage tanks at retail marketing outlets, were $66 million and $68 million at December 31, 2006 and 2005.

        On May 11, 2001, MPC entered into a consent decree with the U.S. Environmental Protection Agency which commits it to complete certain agreed upon environmental projects over an eight-year period primarily aimed at reducing air emissions at its seven refineries. The court approved this consent decree on August 28, 2001. The total one-time expenditures for these environmental projects are estimated to be approximately $425 million over the eight-year period, with about $365 million incurred through December 31, 2006. In addition, MPC has been working on certain agreed upon supplemental environmental projects as part of this settlement of an enforcement action for alleged CAA violations and these have been substantially completed.

Guarantees  –  Marathon has issued the following guarantees:

(In millions)	Term	Maximum Potential Undiscounted Payments as of December 31, 2006

Indebtedness of equity method investees:
LOOP(a)	Through 2024	$160
LOCAP(a)	Perpetual-Loan Balance Varies	23
Centennial(b)	Through 2024	75
Guarantees/indemnifications related to asset sales:
Russia(c)	Indefinite	843
Yates(d)	Indefinite	228
Canada(e)	Indefinite	568
Miscellaneous asset sales(f)	Indefinite	68
Other:
United States Steel(g)	Through 2012	680
Centennial Pipeline catastrophic event(h)	Indefinite	50
Alliance Pipeline(i)	Through 2015	59
Kenai Kachemak Pipeline LLC(j)	Through 2017	15
Corporate assets(k)	(k)	29

(a)
Marathon holds interests in an offshore oil port, LOOP LLC ("LOOP"), and a crude oil pipeline system, LOCAP LLC ("LOCAP"). Both LOOP and LOCAP have secured various project financings with throughput and deficiency agreements. Under the agreements, Marathon is required to advance funds if the investees are unable to service debt. Any such advances are considered prepayments of future transportation charges. The terms of the agreements vary but tend to follow the terms of the underlying debt. Included in the underlying debt are a LOOP revolving credit facility of $25 million and a LOCAP revolving credit facility of $23 million.
(b)
Marathon holds an interest in a refined products pipeline, Centennial Pipeline LLC ("Centennial"), and has guaranteed the repayment of Centennial's outstanding balance under a Master Shelf Agreement, which expires in 2024, and a Credit Agreement, which expires in 2007. The guarantees arose in order to obtain adequate financing. Prior to expiration of the Master Shelf Agreement, Marathon could be relinquished from responsibility under the guarantee should Centennial meet certain financial tests.
(c)
In conjunction with the sale of its Russian businesses as discussed in Note 7, Marathon guaranteed the purchaser with regard to unknown obligations and inaccuracies in representations, warranties, covenants and agreements by Marathon. These indemnifications are part of the normal course of selling assets. Under the agreement, the maximum potential amount of future payments associated with these guarantees is equivalent to the proceeds from the sale.
(d)
In 2003, Marathon sold its interest in the Yates field and gathering system. In accordance with this transaction, Marathon indemnified the purchaser from inaccuracies in Marathon's representations, warranties, covenants and agreements.
(e)
In conjunction with the sale of certain Canadian assets during 2003, Marathon guaranteed the purchaser with regards to unknown environmental obligations and inaccuracies in Marathon's representations, warranties, covenants and agreements.
(f)
Marathon entered into certain performance and general guarantees and environmental and general indemnifications in connection with certain asset sales.
(g)
United States Steel is the sole general partner of Clairton 1314B Partnership, L.P., which owns certain cokemaking facilities formerly owned by United States Steel. Marathon has guaranteed to the limited partners all obligations of United States Steel under the partnership documents. In addition to the commitment to fund operating cash shortfalls of the partnership discussed in Note 3, United States Steel, under certain circumstances, is required to indemnify the limited partners if the partnership's product sales fail to qualify for the credit under Section 29 of the Internal Revenue Code. United States Steel has estimated the maximum potential amount of this indemnity obligation, including interest and tax gross-up, was approximately $680 million. Furthermore, United States Steel under certain circumstances has indemnified the partnership for environmental obligations.
(h)
The agreement between Centennial and its members allows each member to contribute cash in lieu of Centennial procuring separate insurance in the event of third-party liability arising from a catastrophic event. Each member is to contribute cash in proportion to its ownership interest.
(i)
Marathon is a party to a long-term transportation services agreement with Alliance Pipeline L.P. ("Alliance"). The agreement requires Marathon to pay minimum annual charges of approximately $7 million through 2015. The payments are required even if the transportation facility is not utilized. This contract has been used by Alliance to secure its financing. As a result of the Canadian asset sale discussed above, Husky has indemnified Marathon for any claims related to these guarantees.
(j)
Marathon is an equity investor in Kenai Kachemak Pipeline LLC ("KKPL"), holding a 60 percent, noncontrolling interest. In April 2003, Marathon guaranteed KKPL's performance to properly construct, operate, maintain and abandon the pipeline in accordance with the Alaska Pipeline Act and the Right of Way Lease Agreement with the State of Alaska. The major obligations covered under the guarantee include maintaining the right-of-way, satisfying any liabilities caused by operation of the pipeline, and providing for the abandonment costs. Obligations that could arise under the guarantee would vary according to the circumstances triggering payment.
(k)
Marathon has entered into leases of corporate assets containing general lease indemnities and guaranteed residual value clauses.

Contract commitments  –  At December 31, 2006 and 2005, Marathon's contract commitments to acquire property, plant and equipment totaled $1.703 billion and $668 million. The $1.035 billion increase is primarily due to commitments related to the Garyville refinery expansion.

Agreements with joint owners  –  As part of the formation of PTC, MPC and Pilot Corporation ("Pilot") entered into a Put/Call and Registration Rights Agreement (the "Agreement"). The Agreement provides that any time after

September 1, 2008, Pilot will have the right to sell its interest in PTC to MPC for an amount of cash and/or Marathon, MPC or Ashland equity securities equal to the product of 90 percent (95 percent if paid in securities) of the fair market value of PTC at the time multiplied by Pilot's percentage interest in PTC. At any time after September 1, 2011, under certain conditions, MPC will have the right to purchase Pilot's interest in PTC for an amount of cash and/or Marathon, MPC or Ashland equity securities equal to the product of 105 percent (110 percent if paid in securities) of the fair market value of PTC at the time multiplied by Pilot's percentage interest in PTC. Under the Agreement, MPC would determine the form of consideration to be paid upon exercise of the rights.

Other contingencies  –  In November 2006, the government of Equatorial Guinea enacted a new hydrocarbon law governing petroleum operations in Equatorial Guinea. The transitional provision of the law provides that all contractors and the terms of any contract to which they are a party will be subject to the law. The governmental agency responsible for the energy industry was given the authority to renegotiate any contract for the purpose of adapting any terms and conditions that are inconsistent with the new law. Marathon is in the process of determining what impact this law may have on its existing operations in Equatorial Guinea.

31. Subsequent Events

On April 25, 2007, Marathon's stockholders approved an increase in the number of authorized shares of common stock from 550 million to 1.1 billion shares, and the Company's Board of Directors subsequently declared a two-for-one split of the Company's common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. In addition, shares of common stock issued or issuable for stock-based awards under Marathon's incentive compensation plans were proportionately increased in accordance with the terms of the plans. Common stock and per share (except par value) information for all periods presented has been restated in the consolidated financial statements and notes to reflect the stock split.

        In July 2007, Marathon entered an agreement to purchase Western Oil Sands Inc. ("Western"). Under the terms of the agreement, Western shareholders will receive cash of 3.808 billion Canadian dollars and 34.3 million shares of Marathon common stock and securities exchangeable for Marathon common stock. The agreement requires Western to spin off a wholly-owned subsidiary with interests in the Federal Region of Kurdistan in northern Iraq prior to closing. The transaction is contingent upon Western shareholder approval and applicable regulatory approvals and is anticipated to close in the fourth quarter of 2007.

        The stock repurchase program discussed in Note 27 was extended by $2 billion in July 2007, for a total authorized program of $5 billion. Purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The Company will use cash on hand, cash generated from operations, proceeds from potential asset sales or cash from available borrowings to acquire shares. This program may be changed based upon the Company's financial condition or changes in market conditions and is subject to termination prior to completion. The repurchase program does not include specific price targets or timetables.

32. Accounting Standards Not Yet Adopted

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It requires that unrealized gains and losses on items for which the fair value option has been elected be recorded in net income. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. For Marathon, SFAS No. 159 will be effective January 1, 2008, and retrospective application is not permitted. Should Marathon elect to apply the fair value option to any eligible items that exist at January 1, 2008, the effect of the first remeasurement to fair value would be reported as a cumulative effect adjustment to the opening balance of retained earnings. Marathon is currently evaluating the provisions of this statement.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements but may require some entities to change their measurement practices. For Marathon, SFAS No. 157 will be effective January 1, 2008, with early application permitted. Marathon is currently evaluating the provisions of this statement.

        In September 2006, the FASB issued FASB Staff Position ("FSP") No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities." This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. Marathon expenses such costs in the same annual period as incurred; however, estimated annual major maintenance costs are recognized as expense throughout the year on a pro rata basis. As such, adoption of FSP No. AUG AIR-1 will have no impact on Marathon's annual consolidated financial statements. Marathon is required to adopt the FSP effective January 1, 2007. Marathon does not believe the provisions of FSP No. AUG AIR-1 will have a significant impact on its interim consolidated financial statements.

        In July 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109." FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, transition and disclosure. For Marathon, the provisions of FIN No. 48 are effective January 1, 2007. Marathon does not believe adoption of this statement will have a significant effect on its consolidated results of operations, financial position or cash flows.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets – An Amendment of FASB Statement No. 140." This statement amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to the accounting for separately recognized servicing assets and servicing liabilities. Marathon is required to adopt SFAS No. 156 effective January 1, 2007. Marathon does not expect adoption of this statement to have a significant effect on its consolidated results of operations, financial position or cash flows.

        In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140." SFAS No. 155 simplifies the accounting for certain hybrid financial instruments, eliminates the interim FASB guidance which provides that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and eliminates the restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. For Marathon, SFAS No. 155 is effective for all financial instruments acquired or issued on or after January 1, 2007. Marathon does not expect adoption of this statement to have a significant effect on its consolidated results of operations, financial position or cash flows.

Selected Quarterly Financial Data (Unaudited)

	2006				2005
(In millions, except per share data)	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.

Revenues	$13,807	$16,492	$18,179	$16,418	$17,088	$17,077	$15,942	$12,879
Income from operations	1,793	2,944	2,754	1,476	2,031	1,236	1,351	624
Income from continuing operations	1,079	1,623	1,484	771	1,265	750	668	323
Discontinued operations	–	–	264	13	19	20	5	1
Income before cumulative effect of change in accounting principle	1,079	1,623	1,748	784	1,284	770	673	324
Net income	1,079	1,623	1,748	784	1,265	770	673	324

Common stock data
Net income per share:
– Basic	$1.54	$2.28	$2.42	$1.07	$1.73	$1.05	$0.97	$0.47
– Diluted	$1.53	$2.26	$2.40	$1.06	$1.72	$1.04	$0.96	$0.46
Dividends paid per share	$0.20	$0.20	$0.20	$0.16	$0.16	$0.16	$0.14	$0.14
Price range of common stock(a):
– Low	$71.94	$70.73	$69.83	$65.24	$56.28	$54.69	$44.00	$35.73
– High	$97.57	$92.19	$86.04	$78.15	$69.21	$70.83	$55.58	$48.76

(a)
Prices are based on the composite tape for the indicated periods and have not been adjusted to reflect the two-for-one stock split on June 18, 2007.

Principal Unconsolidated Investees (Unaudited)

Company	Country	December 31, 2006 Ownership		Activity

Alba Plant LLC	Cayman Islands	52	%(a)	Liquefied Petroleum Gas
Atlantic Methanol Production Company LLC	Cayman Islands	45%		Methanol Production
Centennial Pipeline LLC	United States	50%		Pipeline & Storage Facility
Kenai Kachemak Pipeline, LLC	United States	60	%(a)	Natural Gas Transmission
Kenai LNG Corporation	United States	30%		Natural Gas Liquefaction
LOCAP LLC	United States	59	%(a)	Pipeline & Storage Facilities
LOOP LLC	United States	51	%(a)	Offshore Oil Port
Minnesota Pipe Line Company, LLC	United States	17%		Pipeline Facility
Muskegon Pipeline LLC	United States	60	%(a)	Pipeline Facility
Odyssey Pipeline L.L.C.	United States	29%		Pipeline Facility
Pilot Travel Centers LLC	United States	50%		Travel Centers
Poseidon Oil Pipeline Company, L.L.C.	United States	28%		Crude Oil Transportation
Southcap Pipe Line Company	United States	22%		Crude Oil Transportation

(a)
Represents a noncontrolling interest.

Supplementary Information on Oil and Gas Producing Activities (Unaudited)

        The supplementary information is disclosed by the following geographic areas: the United States; Europe, which primarily includes activities in the United Kingdom, Ireland and Norway; Africa, which primarily includes activities in Angola, Equatorial Guinea, Gabon and Libya; and Other International, which includes activities in Canada, the Russian Federation and other international locations outside of Europe and Africa. Discontinued operations represent Marathon's Russian oil exploration and production businesses that were sold in 2006.

Capitalized Costs and Accumulated Depreciation, Depletion and Amortization(a)

(In millions) December 31	United States	Europe	Africa	Other Int'l	Total

2006 Capitalized costs:
Proved properties	$7,682	$7,216	$2,319	$1	$17,218
Unproved properties	938	77	206	4	1,225
Suspended exploratory wells	156	25	289	–	470

Total	8,776	7,318	2,814	5	18,913

Accumulated depreciation, depletion and amortization:
Proved properties	5,141	4,771	412	1	10,325
Unproved properties	42	1	9	–	52

Total	5,183	4,772	421	1	10,377

Net capitalized costs	$3,593	$2,546	$2,393	$4	$8,536
Share of equity method investees' capitalized costs	$15	$–	$361	$–	$376

2005 Capitalized costs:
Proved properties	$7,015	$6,349	$1,857	$342	$15,563
Unproved properties	428	107	573	193	1,301
Suspended exploratory wells	111	31	204	17	363

Total	7,554	6,487	2,634	552	17,227

Accumulated depreciation, depletion and amortization:
Proved properties	4,752	4,476	288	111	9,627
Unproved properties	27	–	9	32	68

Total	4,779	4,476	297	143	9,695

Net capitalized costs	$2,775	$2,011	$2,337	$409	$7,532
Share of equity method investees' capitalized costs	$13	$–	$395	$–	$408

(a)
Includes capitalized asset retirement costs and the associated accumulated amortization.

Costs Incurred for Property Acquisition, Exploration and Development(a)

(In millions)	United States	Europe	Africa	Other Int'l	Continuing Operations	Discontinued Operations	Total

2006 Property acquisition:
Proved	$4	$–	$19	$–	$23	$–	$23
Unproved	526	3	3	4	536	–	536
Exploration	224	36	169	70	499	2	501
Development(b)	603	607	40	–	1,250	43	1,293
Capitalized asset retirement costs(c)	78	201	13	2	294	1	295

Total	$1,435	$847	$244	$76	$2,602	$46	$2,648
Share of investees' costs incurred	$3	$–	$1	$–	$4	$–	$4

2005 Property acquisition:
Proved	$3	$–	$390	$–	$393	$–	$393
Unproved	31	–	381	–	412	–	412
Exploration	186	48	95	14	343	10	353
Development(b)	465	531	32	–	1,028	85	1,113
Capitalized asset retirement costs(c)	35	108	12	1	156	2	158

Total	$720	$687	$910	$15	$2,332	$97	$2,429
Share of investees' costs incurred	$–	$–	$31	$–	$31	$–	$31

2004 Property acquisition:
Proved	$9	$–	$3	$–	$12	$–	$12
Unproved	10	–	1	–	11	–	11
Exploration	96	27	127	31	281	10	291
Development(b)	316	151	140	–	607	102	709
Capitalized asset retirement costs(c)	14	49	5	–	68	(5)	63

Total	$445	$227	$276	$31	$979	$107	$1,086
Share of investees' costs incurred	$1	$–	$128	$–	$129	$1	$130

(a)
Includes costs incurred whether capitalized or expensed.
(b)
Includes $12 million, $12 million and $8 million of costs incurred prior to assignment of proved reserves in 2006, 2005 and 2004. The associated reserves were awaiting full project sanction at the end of the applicable year.
(c)
Includes the effect of foreign currency fluctuations.

Results of Operations for Oil and Gas Producing Activities

(In millions)	United States	Europe	Africa	Other Int'l	Total

2006 Revenues and other income:
Sales(a)	$2,329	$1,240	$1,300	$–	$4,869
Transfers	307	58	1,168	–	1,533
Other income(b)	3	–	–	46	49

Total revenues	2,639	1,298	2,468	46	6,451
Expenses:
Production costs	(512)	(207)	(126)	–	(845)
Transportation costs(c)	(124)	(44)	(33)	–	(202)
Exploration expenses	(169)	(29)	(91)	(73)	(362)
Depreciation, depletion and amortization	(458)	(281)	(127)	–	(866)
Administrative expenses	(41)	(10)	(6)	(36)	(92)

Total expenses	(1,304)	(571)	(383)	(109)	(2,367)
Other production-related income(d)	–	73	1	–	74

Results before income taxes	1,335	800	2,086	(63)	4,158
Income tax provision (benefit)	489	358	1,457	(4)	2,300

Results of continuing operations	$846	$442	$629	$(59)	$1,858
Results of discontinued operations	$–	$–	$–	$273	$273
Share of equity method investees' results of operations	$–	$–	$118	$–	$118

2005 Revenues and other income:
Sales(a)	$2,227	$1,136	$71	$–	$3,434
Transfers	422	38	810	–	1,270
Other income(b)	22	–	–	–	22

Total revenues	2,671	1,174	881	–	4,726
Expenses:
Production costs	(448)	(170)	(82)	(3)	(703)
Transportation costs(c)	(114)	(40)	(27)	–	(181)
Exploration expenses	(118)	(31)	(27)	(38)	(214)
Depreciation, depletion and amortization	(411)	(255)	(87)	–	(753)
Administrative expenses	(34)	(8)	(5)	(25)	(72)

Total expenses	(1,125)	(504)	(228)	(66)	(1,923)
Other production-related income(d)	2	44	–	–	46

Results before income taxes	1,548	714	653	(66)	2,849
Income tax provision (benefit)	572	256	199	(13)	1,014

Results of continuing operations	$976	$458	$454	$(53)	$1,835
Results of discontinued operations	$–	$–	$–	$42	$42
Share of equity method investees' results of operations	$–	$–	$50	$–	$50

2004 Revenues and other income:
Sales(a)	$1,631	$876	$260	$–	$2,767
Transfers	392	28	159	–	579

Total revenues	2,023	904	419	–	3,346
Expenses:
Production costs	(381)	(166)	(55)	(5)	(607)
Transportation costs(c)	(112)	(35)	(6)	–	(153)
Exploration expenses	(79)	(19)	(28)	(32)	(158)
Depreciation, depletion and amortization	(356)	(275)	(56)	–	(687)
Administrative expenses	(39)	(4)	(15)	(24)	(82)

Total expenses	(967)	(499)	(160)	(61)	(1,687)
Other production-related income(d)	–	15	–	–	15

Results before income taxes	1,056	420	259	(61)	1,674
Income tax provision (benefit)	374	154	96	(26)	598

Results of continuing operations	$682	$266	$163	$(35)	$1,076
Results of discontinued operations	$–	$–	$–	$(47)	$(47)
Share of equity method investees' results of operations included in continuing operations	$1	$–	$9	$–	$10
Share of equity method investees' results of operations included in discontinued operations	$–	$–	$–	$1	$1

(a)
Excludes noncash effects of changes in the fair value of certain long-term natural gas sales contracts in the United Kingdom.
(b)
Includes net gains on asset dispositions.
(c)
Includes the cost to prepare and move liquid hydrocarbons and natural gas to their points of sale.
(d)
Includes revenues, net of associated costs, from activities that are an integral part of Marathon's production operations which may include processing and/or transportation of third-party production, the purchase and subsequent resale of natural gas utilized for reservoir management and providing storage capacity.

Results of Operations for Oil and Gas Producing Activities

        The following reconciles results of continuing operations for oil and gas producing activities to E&P segment income:

(In millions)	2006	2005	2004

Results of continuing operations	$1,858	$1,835	$1,076
Items not included in results of continuing oil and gas operations, net of tax:
Marketing income and technology costs	40	4	4
Income from equity method investments	135	52	11
Other	1	(4)	(1)
Items not allocated to E&P segment income:
Gain on asset disposition	(31)	–	–

E&P segment income	$2,003	$1,887	$1,090

Average Production Costs(a)

(per boe)	United States	Europe	Africa	Continuing Operations

2006	$8.51	$8.36	$2.78	$6.48
2005	7.11	6.45	3.33	6.18
2004	5.58	5.39	3.35	5.25

(a)
Computed using production costs, excluding transportation costs, as disclosed in the Results of Operations for Oil and Gas Producing Activities and as defined by the Securities and Exchange Commission. Natural gas volumes were converted to barrels of oil equivalent using a conversion factor of six mcf of natural gas to one barrel of oil.

Average Realizations

	United States	Europe	Africa	Continuing Operations	Discontinued Operations

(excluding derivative gains and losses)
2006 Liquid hydrocarbons (per bbl)	$54.41	$64.02	$59.83	$58.63	$38.38
Natural gas (per mcf)(a)	5.76	6.78	0.27	5.52	–
2005 Liquid hydrocarbons (per bbl)	$45.41	$52.99	$46.27	$47.35	$33.47
Natural gas (per mcf)(a)	6.42	5.72	0.25	5.61	–
2004 Liquid hydrocarbons (per bbl)	$32.76	$37.16	$35.11	$34.40	$22.65
Natural gas (per mcf)(a)	4.89	4.11	0.25	4.31	–
(including derivative gains and losses)
2006 Liquid hydrocarbons (per bbl)	$54.41	$64.02	$59.83	$58.63	$38.38
Natural gas (per mcf)(a)	5.77	6.78	0.27	5.53	–
2005 Liquid hydrocarbons (per bbl)	$45.41	$52.99	$46.27	$47.35	$33.47
Natural gas (per mcf)(a)	6.40	5.72	0.25	5.59	–
2004 Liquid hydrocarbons (per bbl)	$29.11	$33.65	$35.11	$31.56	$22.62
Natural gas (per mcf)(a)	4.85	4.11	0.25	4.28	–

(a)
Excludes the resale of purchased natural gas utilized for reservoir management.

Estimated Quantities of Proved Oil and Gas Reserves

        Estimates of the proved reserves have been prepared in-house teams of reservoir engineers and geoscience professionals. Reserve estimates are periodically reviewed by Marathon's Corporate Reserves Group to assure that rigorous professional standards and the reserves definitions prescribed by the U.S. Securities and Exchange Commission ("SEC") are consistently applied throughout the Company.

        Proved reserves are the estimated quantities of oil and natural gas that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Estimates of proved reserves may change, either positively or negatively, as additional information becomes available and as contractual, economic and political conditions change.

        Marathon's net proved reserve estimates have been adjusted as necessary to reflect all contractual agreements, royalty obligations and interests owned by others at the time of the estimate. Only reserves that are estimated to be recovered during the term of the current contract have been included in the proved reserve estimate unless there is a clear and consistent history of contract extension. Reserves from properties governed by production sharing contracts have been calculated using the "economic interest" method prescribed by the SEC. Reserves that are not currently considered proved, such as those that may result from extensions of currently proved areas or that may result from applying secondary or tertiary recovery processes not yet tested and determined to be economic are excluded. Purchased natural gas utilized in reservoir management and subsequently resold is also excluded. Marathon does not have any quantities of oil and gas reserves subject to long-term supply agreements with foreign governments or authorities in which Marathon acts as producer.

        Proved developed reserves are the quantities of oil and gas expected to be recovered through existing wells with existing equipment and operating methods. In some cases, proved undeveloped reserves may require substantial new investments in additional wells and related facilities. Production volumes shown are sales volumes, net of any products consumed during production activities.

(Millions of barrels)	United States	Europe	Africa(a)	Continuing Operations	Discontinued Operations

Liquid Hydrocarbons
Proved developed and undeveloped reserves:
Beginning of year – 2004	210	59	218	487	89
Purchase of reserves in place(b)	1	–	2	3	–
Revisions of previous estimates	(1)	3	14	16	(51)
Improved recovery	1	–	–	1	–
Extensions, discoveries and other additions	9	60	1	70	7
Production	(29)	(15)	(12)	(56)	(6)

End of year – 2004	191	107	223	521	39
Purchase of reserves in place(b)	–	–	3	3	–
Re-entry to Libya concessions	–	–	165	165	–
Revisions of previous estimates	10	4	1	15	3
Improved recovery	2	–	–	2	–
Extensions, discoveries and other additions	15	–	–	15	12
Production	(28)	(13)	(19)	(60)	(10)
Sales of reserves in place(b)	(1)	–	–	(1)	–

End of year – 2005	189	98	373	660	44
Purchase of reserves in place(b)	–	–	1	1	–
Revisions of previous estimates	2	8	49	59	1
Improved recovery	3	–	–	3	–
Extensions, discoveries and other additions	6	15	15	36	4
Production	(28)	(13)	(41)	(82)	(4)
Sales of reserves in place(b)	–	–	–	–	(45)

End of year – 2006	172	108	397	677	–

Proved developed reserves:
Beginning of year – 2004	193	47	120	360	31
End of year – 2004	171	41	147	359	27
End of year – 2005	165	39	368	572	31
End of year – 2006	150	35	381	566	–

Estimated Quantities of Proved Oil and Gas Reserves (continued)

(Billions of cubic feet)	United States	Europe	Africa(a)	Continuing Operations	Discontinued Operations

Natural Gas
Proved developed and undeveloped reserves:
Beginning of year – 2004	1,635	484	665	2,784	–
Purchase of reserves in place(b)	1	–	–	1	–
Revisions of previous estimates	(230)	7	916	693	–
Extensions, discoveries and other additions	189	150	11	350	–
Production(c)	(231)	(97)	(28)	(356)	–

End of year – 2004	1,364	544	1,564	3,472	–
Purchase of reserves in place(b)	–	–	24	24	–
Revisions of previous estimates	(78)	18	298	238	–
Extensions, discoveries and other additions	135	3	–	138	–
Production(c)	(211)	(79)	(34)	(324)	–
Sales of reserves in place(b)	(1)	–	–	(1)	–

End of year – 2005	1,209	486	1,852	3,547	–
Purchase of reserves in place(b)	–	4	8	12	–
Revisions of previous estimates	(5)	4	139	138	–
Extensions, discoveries and other additions	59	20	24	103	–
Production(c)	(194)	(70)	(26)	(290)	–

End of year – 2006	1,069	444	1,997	3,510	–

Proved developed reserves:
Beginning of year – 2004	1,067	421	528	2,016	–
End of year – 2004	992	376	570	1,938	–
End of year – 2005	943	326	638	1,907	–
End of year – 2006	857	238	648	1,743	–

(a)
Consists of estimated reserves from properties governed by production sharing contracts.
(b)
The net positive or negative balance of proved reserves acquired or relinquished in property trades within the same geographic area is reported as purchases of reserves in place or sales of reserves in place, respectively.
(c)
Excludes the resale of purchased gas utilized in reservoir management.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

        Future cash inflows are computed by applying year-end prices of oil and natural gas relating to Marathon's proved reserves to the year-end quantities of those reserves. Future price changes are considered only to the extent provided by contractual arrangements in existence at year-end.

        The assumptions used to compute the proved reserve valuation do not necessarily reflect Marathon's expectations of actual revenues to be derived from those reserves or their present worth. Assigning monetary values to the estimated quantities of reserves, described on the preceding page, does not reduce the subjective and ever-changing nature of such reserve estimates.

        Additional subjectivity occurs when determining present values because the rate of producing the reserves must be estimated. In addition to uncertainties inherent in predicting the future, variations from the expected production rate also could result directly or indirectly from factors outside of Marathon's control, such as unintentional delays in development, environmental concerns, changes in prices or regulatory controls.

        The reserve valuation assumes that all reserves will be disposed of by production. However, if reserves are sold in place or subjected to participation by foreign governments, additional economic considerations could also affect the amount of cash eventually realized.

        Future production, transportation and administrative costs and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions.

        Future income tax expenses are computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to Marathon's proved oil and gas reserves. Oil and gas related tax credits and allowances are recognized.

        Discount was derived by using a discount rate of 10 percent annually.

(In millions) December 31	United States	Europe	Africa	Total

2006
Future cash inflows	$13,435	$8,713	$22,799	$44,947
Future production, transportation and administrative costs	(5,512)	(2,564)	(1,877)	(9,953)
Future development costs	(762)	(1,781)	(495)	(3,038)
Future income tax expenses	(2,217)	(1,709)	(14,847)	(18,773)

Future net cash flows	$4,944	$2,659	$5,580	$13,183
10 percent annual discount for estimated timing of cash flows	(1,818)	(408)	(2,439)	(4,665)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves	$3,126	$2,251	$3,141	$8,518

2005
Future cash inflows	$17,346	$10,007	$18,088	$45,441
Future production, transportation and administrative costs	(5,046)	(2,007)	(1,910)	(8,963)
Future development costs	(853)	(1,531)	(751)	(3,135)
Future income tax expenses	(3,738)	(3,199)	(9,687)	(16,624)

Future net cash flows	$7,709	$3,270	$5,740	$16,719
10 percent annual discount for estimated timing of cash flows	(2,862)	(829)	(2,427)	(6,118)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves	$4,847	$2,441	$3,313	$10,601
Standardized measure of discounted future net cash flows relating to discontinued operations				$216

2004
Future cash inflows	$12,377	$7,742	$5,709	$25,828
Future production, transportation and administrative costs	(4,337)	(1,950)	(951)	(7,238)
Future development costs	(585)	(1,801)	(294)	(2,680)
Future income tax expenses	(2,581)	(1,753)	(1,265)	(5,599)

Future net cash flows	$4,874	$2,238	$3,199	$10,311
10 percent annual discount for estimated timing of cash flows	(1,740)	(737)	(1,419)	(3,896)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves(a)	$3,134	$1,501	$1,780	$6,415
Standardized measure of discounted future net cash flows relating to discontinued operations				$54

Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

(In millions)	2006	2005	2004

Sales and transfers of oil and gas produced, net of production, transportation and administrative costs	$(5,312)	$(3,754)	$(2,689)
Net changes in prices and production, transportation and administrative costs related to future production	(1,342)	6,648	771
Extensions, discoveries and improved recovery, less related costs	1,290	700	1,349
Development costs incurred during the period	1,251	1,030	609
Changes in estimated future development costs	(527)	(552)	(628)
Revisions of previous quantity estimates	1,319	820	948
Net changes in purchases and sales of minerals in place	30	4,557	33
Accretion of discount	1,882	1,124	757
Net change in income taxes	(660)	(6,694)	(627)
Timing and other	(14)	307	97

Net change for the year	(2,083)	4,186	620
Beginning of year	10,601	6,415	5,795

End of year	$8,518	$10,601	$6,415
Net change for the year from discontinued operations	$(216)	$162	$(152)

Supplemental Statistics (Unaudited)

	2006	2005	2004

Net Liquid Hydrocarbon Sales (thousands of barrels per day)(a)
United States	76	76	81
Europe	35	36	40
Africa	112	52	32

Total International	147	88	72

Worldwide Continuing Operations	223	164	153
Discontinued Operations	12	27	17

Worldwide	235	191	170
Natural gas liquids included in above	23	18	15

Net Natural Gas Sales (millions of cubic feet per day)(a)(b)
United States	532	578	631
Europe	243	262	292
Africa	72	92	76

Total International	315	354	368

Worldwide	847	932	999

Total Worldwide Sales (thousands of barrels of oil equivalent per day)
Continuing Operations	365	319	320
Discontinued Operations	12	27	17

Worldwide	377	346	337

Average Realizations(c)
Liquid Hydrocarbons (dollars per barrel)
United States	$54.41	$45.41	$32.76
Europe	64.02	52.99	37.16
Africa	59.83	46.27	35.11
Total International	60.81	49.04	36.24
Worldwide Continuing Operations	58.63	47.35	34.40
Discontinued Operations	38.38	33.47	22.65
Worldwide	$57.58	$45.42	$33.31
Natural Gas (dollars per thousand cubic feet)
United States	$5.76	$6.42	$4.89
Europe	6.74	5.70	4.13
Africa	0.27	0.25	0.25
Total International	5.27	4.28	3.33
Worldwide	$5.58	$5.61	$4.31

Net Proved Reserves at year-end (developed and undeveloped)
Liquid Hydrocarbons (millions of barrels)
United States	172	189	191
International	505	515	369

Total	677	704	560
Developed reserves as a percentage of total net reserves	84%	86%	69%

Natural Gas (billions of cubic feet)
United States	1,069	1,209	1,364
International	2,441	2,338	2,108

Total	3,510	3,547	3,472
Developed reserves as a percentage of total net reserves	50%	54%	56%

(a)
Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.
(b)
Includes natural gas acquired for injection and subsequent resale of 46 mmcfd, 38 mmcfd and 19 mmcfd in 2006, 2005 and 2004. Effective July 1, 2005, the methodology for allocating sales volumes between natural gas produced from the Brae complex and third-party natural gas production was modified, resulting in an increase in volumes representing natural gas acquired for injection and subsequent resale.
(c)
Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

(Dollars in millions, except as noted)	2006	2005	2004

Segment Income (Loss)
Exploration and Production
United States	$873	$983	$674
International	1,130	904	416

E&P segment	2,003	1,887	1,090
Refining, Marketing and Transportation(a)	2,795	1,628	568
Integrated Gas	16	55	37

Segment income	4,814	3,570	1,695
Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(212)	(377)	(327)
Gain (loss) on long-term U.K. natural gas contracts	232	(223)	(57)
Discontinued operations	277	45	(33)
Gain on disposition of Syria interest	31	–	–
Deferred income taxes – tax legislation changes	21	15	–
– other adjustments(b)	93	–	–
Loss on early extinguishment of debt	(22)	–	–
Gain on sale of minority interests in EG Holdings	–	21	–
Corporate insurance adjustment	–	–	(17)
Cumulative effect of change in accounting principle	–	(19)	–

Net income	$5,234	$3,032	$1,261
Net income per common share – basic (in dollars)	$7.31	$4.26	$1.87
– diluted (in dollars)	$7.25	$4.22	$1.86

Capital expenditures
Exploration and Production	$2,169	$1,366	$840
Refining, Marketing and Transportation(a)	916	841	794
Integrated Gas(c)	307	571	488
Discontinued Operations	45	94	106
Corporate	41	18	19

Total	$3,478	$2,890	$2,247

Exploration Expense
United States	$169	$118	$78
International	196	99	80

Total	$365	$217	$158

Refinery Runs (thousands of barrels per day)
Crude oil refined	980	973	939
Other charge and blend stocks	234	205	171

Total	1,214	1,178	1,110

Refined Product Yields (thousands of barrels per day)
Gasoline	661	644	608
Distillates	323	318	299
Propane	23	21	22
Feedstocks and special products	107	96	94
Heavy fuel oil	26	28	25
Asphalt	89	85	77

Total	1,229	1,192	1,125

Refined Product Sales Volumes (thousands of barrels per day)(d)(e)	1,425	1,455	1,400
Matching buy/sell volumes included in above(e)	24	77	71

Refining and Wholesale Marketing Gross Margin ($ per gallon)(f)	$0.2288	$0.1582	$0.0877

Speedway SuperAmerica
Retail outlets at year-end	1,636	1,638	1,669
Gasoline & distillates sales (millions of gallons)	3,301	3,226	3,152
Gasoline & distillates gross margin (dollars per gallon)	$0.1156	$0.1230	$0.1186
Merchandise sales	$2,706	$2,531	$2,335
Merchandise gross margin	$667	$626	$571

(a)
RM&T segment income for 2005 and 2004 is net of $376 million and $539 million pretax minority interest in MPC. RM&T capital expenditures include MPC at 100 percent for all periods.
(b)
Other deferred tax adjustments in 2006 represent a benefit recorded for cumulative income tax basis differences associated with prior periods.
(c)
Includes Equatorial Guinea LNG Holdings at 100 percent.
(d)
Total average daily volumes of refined product sales to wholesale, branded and retail (SSA) customers.
(e)
As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices. See Note 2 to the consolidated financial statements.
(f)
Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices. See Note 2 to the consolidated financial statements.

QuickLinks

  Item 8. Financial Statements and Supplementary Data
  Index to 2006 Consolidated Financial Statements and Supplementary Data
Management's Responsibilities for Financial Statements
Management's Report on Internal Control over Financial Reporting
Report of Independent Registered Public Accounting Firm
Consolidated Statements of Income
Consolidated Balance Sheets
Consolidated Statements of Cash Flows
Consolidated Statements of Stockholders' Equity
  1. Summary of Principal Accounting Policies
  2. New Accounting Standards
  3. Information about United States Steel
  4. Variable Interest Entities
  5. Related Party Transactions
  6. Acquisitions
  7. Discontinued Operations
  8. Income per Common Share
  9. Segment Information
  10. Other Items
  11. Income Taxes
  12. Business Transformation
  13. Inventories
  14. Investments and Long-Term Receivables
  15. Property, Plant and Equipment
  16. Goodwill
  17. Intangible Assets
  18. Derivative Instruments
  19. Fair Value of Financial Instruments
  20. Short-Term Debt
  21. Long-Term Debt
  22. MPC Receivables Purchase and Sale Facility
  23. Supplemental Cash Flow Information
  24. Defined Benefit and Other Postretirement Plans
  25. Asset Retirement Obligations
  26. Stock-Based Compensation Plans
  27. Stock Repurchase Program
  28. Leases
  29. Sale of Minority Interests in EGHoldings
  30. Contingencies and Commitments
  31. Subsequent Events
  32. Accounting Standards Not Yet Adopted
Selected Quarterly Financial Data (Unaudited)
Principal Unconsolidated Investees (Unaudited)
Supplementary Information on Oil and Gas Producing Activities (Unaudited)
  Capitalized Costs and Accumulated Depreciation, Depletion and Amortization (a)
  Costs Incurred for Property Acquisition, Exploration and Development (a)
  Results of Operations for Oil and Gas Producing Activities
  Results of Operations for Oil and Gas Producing Activities
  Average Production Costs (a)
  Average Realizations
  Estimated Quantities of Proved Oil and Gas Reserves
  Estimated Quantities of Proved Oil and Gas Reserves (continued)
  Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves
  Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves
Supplemental Statistics (Unaudited)